Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

BY AND AMONG

LAYNE CHRISTENSEN COMPANY

LAYNE HEAVY CIVIL, INC.

W.L. HAILEY & COMPANY, INC.

MEADORS CONSTRUCTION CO., INC.

REYNOLDS WATER ISLAMORADA, LLC

LAYNE SOUTHWEST, INC.

LAYNE TRANSPORT CO.

REYCON PARTNERS LLC

and

The guarantors named herein

FEBRUARY 8, 2017

CORE/0044919.0114/129046169.20

TABLE OF CONTENTS

Page

ARTICLE I Definitions1

1.01	Certain Definitions1
1.02	Construction; Other Definitional and Interpretive Matters12

ARTICLE II Purchase and Sale12

2.01	Purchase and Sale of Assets12
2.02	Excluded Assets14
2.03	Assumed Liabilities15
2.04	Excluded Liabilities16
2.05	Purchase Price17
2.06	Purchase Price Adjustment18
2.07	Adjustments for Tax Purposes20
2.08	Allocation of Purchase Price20
2.09	Non-Assignable Assets21
2.10	Indenture Compliance22

ARTICLE III Closing22

3.01	Closing22
3.02	Closing Deliverables23

ARTICLE IV Representations and warranties of sellerS25

4.01	Organization and Qualification of Sellers25
4.02	Authority of Sellers25
4.03	No Conflicts25
4.04	Absence of Certain Changes, Events and Conditions26
4.05	Assigned Contracts27
4.06	Title to Purchased Assets27
4.07	Real Property28
4.08	Insurance28
4.09	Legal Proceedings; Governmental Orders28
4.10	Compliance with Laws; Permits29
4.11	Environmental Matters29
4.12	Employee Benefit Matters30
4.13	Employment Matters32
4.14	Taxes33
4.15	Brokers34
4.16	No Other Representations and Warranties34

ARTICLE V Representations and warranties of buyer34

5.01	Organization of Buyer34
5.02	Authority of Buyer34
5.03	No Conflicts35
5.04	Brokers35
5.05	Sufficiency of Funds35
5.06	Solvency35

i

5.07	Independent Investigation36

ARTICLE VI Covenants36

6.01	Conduct of Business Prior to the Closing36
6.02	Access to Information37
6.03	Supplement to Disclosure Schedules37
6.04	Employees and Employee Benefits38
6.05	Confidentiality39
6.06	Non-Competition and Non-Solicitation by Sellers40
6.07	Non-Competition and Non-Solicitation by Buyer Restricted Group42
6.08	Books and Records43
6.09	Bulk Sales Laws44
6.10	Transfer Taxes44
6.11	Collection of Receivables44
6.12	Publicity44
6.13	Use of Name44
6.14	Production of Witnesses and Individuals; Privilege Matters.46
6.15	Closing Conditions46
6.16	Assistance with Resolution of Excluded Liabilities46
6.17	Further Assurances47
6.18	Cancellation of Long-Term and Short Term Incentives47
6.19	Contractor Licenses and Permits47
6.20	Straddle Returns47
6.21	Notice of Certain Events48

ARTICLE VII Conditions to closing49

7.01	Conditions to Obligations of All Parties49
7.02	Conditions to Obligations of Buyer50
7.03	Conditions to Obligations of Sellers51

ARTICLE VIII Indemnification52

8.01	Survival52
8.02	Indemnification By Sellers52
8.03	Indemnification By Buyer53
8.04	Certain Limitations53
8.05	Indemnification Procedures55
8.06	Manner of Payment56
8.07	Tax Treatment of Indemnification Payments57
8.08	Exclusive Remedies57

ARTICLE IX Termination57

9.01	Termination57
9.02	Effect of Termination58

ARTICLE X Miscellaneous58

10.01	Expenses58
10.02	Notices59
10.03	Headings60
10.04	Severability60

10.05	Entire Agreement60
10.06	Assignment; Successor and Assigns60
10.07	No Third Party Beneficiaries60
10.08	Amendment and Modification; Waiver61
10.09	Governing Law; Waiver of Jury Trial61
10.10	Disclosure Schedules61
10.11	Jurisdiction and Venue61
10.12	Waiver of Jury Trial62
10.13	Non-Recourse62
10.14	Specific Performance62
10.15	Counterparts62
10.16	Guaranty63

Schedules

Schedule 1.01(a)Employees

Schedule 1.01(b)Knowledge of Sellers

Schedule 1.01(c)Sellers Marks

Schedule 2.01(c)(i)Assigned Contracts

Schedule 2.01(c)(ii)Leases

Schedule 2.01(c)(iii)Intellectual Property Licenses

Schedule 2.01(d)(i)Intellectual Property and Intellectual Property Registrations

Schedule 2.01(g)Transferred Permits

Schedule 2.01(h)Prepaid Expenses

Schedule 2.01(i)Vehicles, Equipment and Tools

Schedule 2.01(m)Joint Ventures

Schedule 2.02(j)Other Excluded Assets

Schedule 2.03(e)Performance and Surety Bonds

Schedule 2.03(f)Other Assumed Liabilities

Schedule 2.04(e)Retained Actions

Schedule 3.02(c)(x)Required Third Party Consents

Schedule 4.03Governmental Consents

Schedule 4.04Certain Changes, Events and Conditions

Schedule 4.06(a)Title to Purchased Assets

Schedule 4.06(b)Title to Fairburn Property

Schedule 4.06(c)Title to Orleans Property

Schedule 4.06(d)Encumbrances

Schedule 4.08Pending Insurance Claims

Schedule 4.09(a)Pending Actions

Schedule 4.11(c)Environmental Reports

Schedule 4.12(a)Company Benefit Plans

Schedule 4.12(e)Multiemployer Plans

Schedule 4.12(f)Post-Termination and Retiree Welfare Benefits

Schedule 4.12(i)Severance Payments

Schedule 4.13(a)Independent Contractors and Consultants

Schedule 4.13(b)Collective Bargaining Agreements; Labor Disruptions

Schedule 4.14Taxes

Exhibits

Exhibit AForm of Bill of Sale

Exhibit BForm of Assignment and Assumption Agreement

Exhibit CForm of Deeds for Fairburn Property

Exhibit DForm of Deed for Transferred Orleans Property

Exhibit EForm of Assignment and Assumption of Lease

Exhibit FSample Balance Sheet and Calculation of Working Capital

Exhibit GForm of Transition Services Agreement

Exhibit HForm of Orleans Lease

Exhibit IForm of Working Capital Promissory Note

Exhibit JProject Based Incentive Plan

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this "Agreement"), is made and entered into this 8th day of February, 2017, by and among Layne Christensen Company, a Delaware corporation ("Parent"), Layne Heavy Civil, Inc., an Indiana corporation ("LHC"), W.L. Hailey & Company, Inc., a Tennessee corporation ("WLH"), Meadors Construction Co., Inc., a Florida corporation ("MCC"), Reynolds Water Islamorada, LLC, a Delaware limited liability company ("RWI"), Layne Southwest, Inc., a New Mexico corporation ("Southwest"), and Layne Transport Co., an Indiana corporation ("Transport" and, together with Parent, LHC, WLH, MCC, RWI and Southwest, each a "Seller" and, collectively, "Sellers"), Reycon Partners LLC, a Delaware limited liability company ("Buyer"), and Jeffrey Reynolds, Leslie F. Archer, Kevin F. Strott, Michael P. Burton, Kevin D. Schemwell, Wesley L. Self and Elizabeth Smith (each, a "Guarantor" and collectively, "Guarantors").  Sellers, Buyer and Guarantors are sometimes individually referred to herein as a "Party" and, collectively, the "Parties".

RECITALS

WHEREAS, Sellers presently conduct the Business through the Heavy Civil  Division; and

WHEREAS, Sellers desire to sell and assign to Buyer, and Buyer desires to acquire and assume from Sellers, all of the Purchased Assets and Assumed Liabilities, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
Definitions

Certain Definitions

.  For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.01:

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons or subpoena, whether civil, criminal, administrative or regulatory, whether at law or in equity.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

"Agreement" has the meaning set forth in the Preamble.

"Allocation Schedule" has the meaning set forth in Section 2.08.

"Assigned Contracts" has the meaning set forth in Section 2.01(c).

"Assignment and Assumption Agreement" has the meaning set forth in Section 3.02(b)(ii).

"Assignment and Assumption of Lease" has the meaning set forth in Section 3.02(b)(v).

"Assumed Liabilities" has the meaning set forth in Section 2.03.

"Beneficial Owner" has the meaning assigned to such term in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that in calculating the beneficial ownership of any particular person or group, such person or group will be deemed to have beneficial ownership of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time. The term "Beneficially Own" has a corresponding meaning.

"Benefit Plan" means a pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA. For purposes of this Agreement, Benefit Plan does not include any Benefit Plans to which Sellers contribute, or are required to contribute, pursuant to a project labor, job site or similar agreement with any Union.

"Bill of Sale" has the meaning set forth in Section 3.02(b)(i).

"Books and Records" has the meaning set forth in Section 2.01(k).

"Business" means the design and construction of water and wastewater treatment plants, hard rock tunnels and marine construction services and water, sewer and sanitary pipeline installation.

"Business Day" means any day of the year, except Saturday, Sunday or a day on which banking institutions are required by Law to be closed.

"Buyer" has the meaning set forth in the Preamble.

"Buyer Closing Certificate" has the meaning set forth in Section 7.03(d).

"Buyer Restricted Group" has the meaning set forth in Section 6.07(a).

"Cash Consideration" has the meaning set forth in Section 2.05(b).

"CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

"Closing" has the meaning set forth in Section 3.01.

"Closing Date" has the meaning set forth in Section 3.01.

"Closing Date Balance Sheet" means a balance sheet of the Purchased Assets and Assumed Liabilities of the Business derived from the books and records of the Business as of the Closing that (x) fairly presents the financial position of the Purchased Assets and Assumed Liabilities of the Business as of the Closing on a basis consistent with the presentation in Exhibit F; provided, that no items of Working Capital shall be included on the balance sheet related to the Harvest Power project, (y) includes line items substantially consistent with those used in the preparation of the sample balance sheet in Exhibit F and (z) is prepared in accordance with the specific accounting policies and procedures used to prepare the sample balance sheet on Exhibit F and GAAP (except to the extent that the specific accounting policies and procedures used to prepare the sample balance sheet differ from GAAP).  Notwithstanding the foregoing, no adjustments to the estimates used in the preparation of the sample balance sheet on Exhibit F, including without limitation, those related to inventory, revenue or costs at completion (including any estimated liquidated damages) inherent in the jobs in process (or in backlog on the work in process schedule), retainage, accounts receivable and the allowance for doubtful accounts, shall be made in connection with the preparation of the Estimated Closing Date Balance Sheet or the Closing Date Balance Sheet. For the avoidance of doubt, (i) no write-downs shall be made with respect to the Dona Ana project, (ii) the accruals with respect to the Project Based Incentive Plan shall be limited to $78,000, (iii) no changes shall be made in the classification of any item as long-term or short-term and (iv) the only changes that will be made to the sample balance sheet are those that are objectively determinable (e.g., receipt of an invoice from a vendor, the sending of an invoice to a customer, or receipt of payment from a customer, etc.).

"Closing Statement" has the meaning set forth in Section 2.06(b).

"Closing Working Capital" means: (a) Current Assets less (b) Current Liabilities of the Business determined as of 12:01 a.m. Houston, Texas time on the Closing Date as reflected on the Closing Date Balance Sheet.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collective Bargaining Agreement" has the meaning set forth in Section 4.13(b).

"Company Benefit Plan" means any Benefit Plan that is currently maintained, sponsored, contributed to, or required to be contributed to by Sellers for the benefit of any Employee, excluding any Benefit Plans to which Sellers contribute, or are required to contribute, pursuant to a Collective Bargaining Agreement or a project labor, job site or similar agreement.

"Confidentiality Agreement" means the Confidentiality Agreement, dated as of March 1, 2016, between Jeff Reynolds and Parent.

"Contracts" means all written contracts, leases, mortgages, licenses, instruments, notes, commitments, undertakings, indentures and other agreements.

"Current Assets" consists of: (i) accounts receivable including retainage, net of reserves for bad debt, (ii) costs and estimated earnings in excess of billings on uncompleted Current Projects (net of the provision for contract losses), (iii) inventory, (iv) distributions due from the Joint Ventures and (v) other current assets, in each case only to the extent related to the Current Projects.

"Current Liabilities" consists of: (i) accounts payable and retainage payable to the extent related to the Current Projects; (ii) other current accrued liabilities to the extent related to the Current Projects; (iii) billings in excess of costs and estimated earnings to the extent related to the Current Projects, (iv) accounts payable for liabilities of the Business related to overhead and equipment included in the Purchased Assets, (v) distributions due to the Joint Venture partners and (vi) rent related to the Leased Real Property.  Current Liabilities does not include any liability nor reserve for (i) the current portion of any indebtedness, (ii) any deferred Tax liabilities or (iii) accrued expenses related to the Employees (including wages, withholding taxes, and benefits).

"Current Projects" are the projects of Sellers related to an Assigned Contract or any additional projects related to an Assigned Contract approved by Buyer after the date hereof in accordance with Section 6.01(b).

"Deductible" has the meaning set forth in Section 8.04(a).

"Direct Claim" has the meaning set forth in Section 8.05(c).

"Disclosure Schedules" means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

"Disputed Amounts" has the meaning set forth in Section 2.06(c)(iii).

"Drop Dead Date" has the meaning set forth in Section 9.01(b)(i).

"Employees" means those Persons set forth on Schedule 1.01(a) of the Disclosure Schedules, which sets forth for each such Person the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; and (iv) current annual base compensation rate.

"Encumbrance" means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment or other similar encumbrance.

"Environmental Claim" means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a)

the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

"Environmental Laws" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

"Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

"Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

"Estimated Closing Date Balance Sheet" has the meaning set forth in Section 2.05(a).

"Estimated Working Capital" has the meaning set forth in Section 2.05(a).

"Estimated Working Capital Shortfall" has the meaning set forth in Section 2.05(b).

"Estimated Working Capital Surplus" has the meaning set forth in Section 2.05(b).

"Exchange Price" means the volume weighted average price per share of Parent’s common stock on NASDAQ for the 10 trading days immediately prior to the Closing Date.

"Excluded Assets" has the meaning set forth in Section 2.02.

"Excluded Contracts" means all Contracts related to or arising out of the following projects: Loch Haven; Valley Joint Water Sewer Authority; Pasco County; RaCon; Healtheon; Hood Road; and Brazos River Authority.

"Excluded Liabilities" has the meaning set forth in Section 2.04.

"Fairburn Deeds" has the meaning set forth in Section 3.02(b)(iii).

"Fairburn Property" means 256 & 300 East Broad Street and 121 & 152 Roberts Street, Fairburn, Georgia 30213.

"Final Working Capital " means Closing Working Capital (a) as shown in the Closing Statement delivered pursuant to Section 2.06(b) if no Statement of Objections with respect thereto is delivered by Buyer pursuant to Section 2.06(c)(ii); or (b) if a Statement of Objections is delivered, (i) as agreed by the Parties pursuant to Section 2.06(c)(ii), or (ii) in the absence of such agreement, as determined by the Independent Accountants pursuant to Section 2.06(c)(iii).

"GAAP" means United States generally accepted accounting principles in effect from time to time.

"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization (including any stock exchange on which Parent or Buyer, as applicable, is listed) or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

"Guarantors" has the meaning set forth in the Preamble.

"Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and greenhouse gases (including, without limitation, carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulphur hexafluoride).

"Indemnified Party" has the meaning set forth in Section 8.04.

"Indemnifying Party" has the meaning set forth in Section 8.04.

"Independent Accountants" has the meaning set forth in Section 2.06(c)(iii).

"Insurance Policies" has the meaning set forth in Section 4.08.

"Intellectual Property" means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, including all applications, registrations and renewals, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights, including all applications, registrations and renewals, and works of authorship, expressions and designs, whether or not copyrightable, including author, performer, moral and neighboring rights; (c) trade secrets, business and technical information and know-how, inventions, discoveries, trade secrets, databases, data collections and other confidential and proprietary information and all rights therein; (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof) and patent applications and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); (e) websites and internet domain name registrations, URLs, web addresses, web pages and related content; and (f) all other intellectual property and industrial property rights and assets, and all rights, interests, protections, royalties, fees, income and other proceeds that are associated with, similar to, or required for the exercise of, any of the foregoing.

"Intellectual Property Assets" has the meaning set forth in Section 2.01(d).

"Intellectual Property Licenses" means all licenses, sublicenses and other Contracts (except those relating to "off the shelf" software) by or through which other Persons, including Sellers' Affiliates, grant Sellers exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used exclusively in connection with the Purchased Assets.

"Intellectual Property Registrations" means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications or renewals for any of the foregoing.

"Inventory" has the meaning set forth in Section 2.01(b).

"Joint Venture" has the meaning set forth in Section 2.01(m).

"Knowledge of Guarantors" or "Guarantors' Knowledge" or any other similar knowledge qualification, means the actual knowledge of the Guarantors, after reasonable inquiry.

"Knowledge of Sellers" or "Sellers' Knowledge" or any other similar knowledge qualification, means the actual knowledge of those persons listed on Schedule 1.01(b) of the Disclosure Schedules, after reasonable inquiry.

"Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment or decree of any Governmental Authority, in each case as in effect on the date of this Agreement.

"Leased Real Property" has the meaning set forth in Section 2.01(c).

"Leases" has the meaning set forth in Section 2.01(c).

"LHC" has the meaning set forth in the Preamble.

"Liberty" has the meaning set forth in Section 3.02(c)(vii).

"Losses" means losses, damages, liabilities, Actions, judgments, penalties, interest, fines, costs or expenses, including reasonable attorneys' fees.

"LTI Plan" has the meaning set forth in Section 6.18(a).

"Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Purchased Assets taken as a whole, (b) the ability of Sellers to consummate the transactions contemplated hereby or (c) the business, results of operations or financial condition of the Business; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition, or change, directly or indirectly, arising out of or attributable to: (i) any changes, conditions or effects in the United States or foreign economies or securities or financial markets in general; (ii) changes, conditions or effects that affect the industries in which the Business operates; (iii) any event, occurrence, change, condition or effect resulting from an action required or permitted by this Agreement; (iv) any matter of which Buyer or the Guarantors are aware on the date hereof; (v) the effect of any changes in applicable Laws or accounting rules, including GAAP; (vi) any event, occurrence, change, condition or effect resulting from the announcement of this Agreement; (vii) any failure to act or action taken at the request of Buyer; (viii) the loss of any Employee; or (ix) events, occurrences, changes, conditions or effects caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iv) or (v) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

"MCC" has the meaning set forth in the Preamble.

"Multiemployer Plan" any multiemployer plan within the meaning of Section 3(37) of ERISA.

"Orleans Lease" has the meaning set forth in Section 3.02(b)(vii).

"Orleans Property" means the real estate located at 4520 N. State Road 37, Orleans, Indiana 47452.

"Parent" has the meaning set forth in the Preamble.

"Parties" has the meaning set forth in the Preamble.

"Party" has the meaning set forth in the Preamble.

"Permits" means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

"Permitted Encumbrances" means (a) Encumbrances for Taxes not yet due and payable or being contested in good faith by appropriate procedures; (b) statutory Encumbrances (including mechanics', carriers', workmen's, repairmen's or other like Encumbrances) arising or incurred in the ordinary course of business securing payments not yet due and payable or being contested in good faith by appropriate procedures; (c) easements, rights of way, zoning ordinances and other similar Encumbrances affecting the Real Property; (d) Encumbrances arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business; (e) Encumbrances created by Buyer, or its successors and assigns; and (f) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a Material Adverse Effect.

"Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

"Post-Closing Adjustment" has the meaning set forth in Section 2.06(a).

"Post-Closing Shortfall" has the meaning set forth in Section 2.06(a).

"Post-Closing Surplus" has the meaning set forth in Section 2.06(a).

"Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

"Potential Contributor" has the meaning set forth in Section 8.04(i).

"Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

"Proceeding" has the meaning set forth in Section 10.11.

"Project Based Incentive Plan" means the Second Amended and Restated Heavy Civil Project Based Incentive Plan adopted by Parent on February 8, 2017, attached as Exhibit J.

"Purchase Price" has the meaning set forth in Section 2.05(b).

"Purchased Assets" has the meaning set forth in Section 2.01.

"Real Property" means, collectively, the Fairburn Property, the Transferred Orleans Property and the Leased Real Property.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata.

"Representative" means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

"Resolution Period" has the meaning set forth in Section 2.06(c)(ii).

"Restricted Business" has the meaning set forth in Section 6.06(a).

"Retained Orleans Property" means the Orleans Property excluding the Transferred Orleans Property.

"Reynolds Construction" means Reynolds Construction, LLC, a Delaware limited liability company.

"Review Period" has the meaning set forth in Section 2.06(c)(i).

"RWI" has the meaning set forth in the Preamble.

"Seller" has the meaning set forth in the Preamble.

"Seller Closing Certificate" has the meaning set forth in Section 7.02(d).

"Sellers" has the meaning set forth in the Preamble.

"Sellers Marks" means any and all of the following containing or comprising the words or phrases "Layne Christensen Company," or "Layne", and all rights arising out of or associated therewith, in each case, in any jurisdiction in the world: trademarks; service marks; certification marks; trade names; corporate names; logos; trade dress; and other protectable indicia of source or origin, including unregistered and common law rights in the foregoing; all translations, adaptations, derivations and combinations of any of the foregoing; all goodwill associated with each of the foregoing; and all registrations of and applications to register any of the foregoing.  "Sellers Marks" include any Sellers Mark described on Schedule 1.01(c) of the Disclosure Schedules as well as any item generally described in the definition of "Sellers Marks" that is confusingly similar to or dilutive of any Sellers Mark.

"Settlement Date" has the meaning set forth in the Section 2.06(c)(vi).

"Short Term Incentive Amount" has the meaning set forth in Section 6.18(b).

"Southwest" has the meaning set forth in the Preamble.

"Statement of Objections" has the meaning set forth in Section 2.06(c)(ii).

"STI Plan" has the meaning set forth in Section 6.18(b).

"Straddle Period" has the meaning set forth in Section 6.20.

"Target Working Capital" means $22,893,000.

"Taxes" means all federal, state, local and foreign income, gross receipts, sales, use, production, capital, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, unclaimed property, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

"Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Third Party Claim" has the meaning set forth in Section 8.05(a).

"Transaction Documents" means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Fairburn Deeds, the Transferred Orleans Deed, each Assignment and Assumption of Lease, the Transition Services Agreement and the other Contracts and documents required to be delivered at the Closing.

"Transferred Employee" has the meaning set forth in Section 6.04(a).

"Transferred Orleans Deed" has the meaning set forth in Section 3.02(a)(iv).

"Transferred Orleans Property" means the northern undeveloped portion of the Orleans Property as demarcated on the site map attached as an exhibit to the Orleans Lease.

"Transition Services Agreement" has the meaning set forth in Section 3.02(b)(vi).

"Transport" has the meaning set forth in the Preamble.

"Travelers" has the meaning set forth in Section 3.02(c)(vi).

"Undisputed Amounts" has the meaning set forth in Section 2.06(c)(iii).

"Union " has the meaning set forth in Section 4.13(b).

"WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

"WHL" has the meaning set forth in the Preamble.

"Working Capital Promissory Note" has the meaning set forth in Section 2.05(c)(ii).

Construction; Other Definitional and Interpretive Matters

.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or Law will be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Unless the context clearly indicates otherwise: (a) each definition herein includes the singular and the plural, (b) each reference herein to any gender includes the masculine, feminine and neuter where appropriate, (c) the words "include" and "including" and variations thereof will not be deemed terms of limitation, but rather will be deemed to be followed by the words "without limitation," (d) the words "hereof," "herein," "hereto," "hereby," "hereunder" and derivative or similar words refer to this Agreement as an entirety and not solely to any particular provision of this Agreement, (e) each reference in this Agreement to a particular Article, Section, Exhibit or Schedule means an Article or Section of, or an Exhibit or Schedule to, this Agreement, unless another agreement is specified, (f) any accounting term not defined herein will have the meaning ascribed to it under GAAP and (g) all references to "$" or "Dollars" will mean U.S. Dollars.

ARTICLE II
Purchase and Sale

Purchase and Sale of Assets

.  Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of all Encumbrances other than Permitted Encumbrances, all of Sellers' right, title and interest in, to and under the following assets, properties and rights of Sellers, to the extent that such assets, properties and rights exist as of the Closing Date and exclusively relate to the Business (collectively, the "Purchased Assets"):

(a)all of Sellers’ accounts receivable, contract retentions and other current assets of Sellers as reflected in the Final Working Capital or incurred in or arising from the operation of the Business in the ordinary course to the extent that such accounts receivable, contract retentions and other current assets relate to or arise from the Assigned Contracts, and any security, claim, remedy or other right related to any of the foregoing;

(b)all inventory, finished goods, raw materials, packaging, supplies, work in progress related to the Assigned Contracts, and other inventories of the Business ("Inventory");

(c)the Contracts set forth on Schedule 2.01(c)(i) of the Disclosure Schedules, the real property leases set forth on Schedule 2.01(c)(ii) of the Disclosure Schedules (the "Leases" and the real property covered by the Leases, the "Leased Real Property") and the assignable Intellectual Property Licenses set forth on Schedule 2.01(c)(iii) of the Disclosure Schedules, or, in each case, entered into by Sellers after the date hereof in accordance with Section 6.01(b) (collectively, the "Assigned Contracts");

(d)the Intellectual Property set forth on Schedule 2.01(d)(i) of the Disclosure Schedules, including the Intellectual Property Registrations listed thereon (together with the Intellectual Property Licenses set forth on Schedule 2.01(c)(iii), the "Intellectual Property Assets").  Intellectual Property Assets do not include any software or software licenses unless such license is specifically listed on Schedule 2.01(c)(iii);

(e)all furniture, fixtures and office equipment of the Business, including all computers, printers and support equipment (e.g., local file servers) (but excluding any software or software licenses, which are covered in Section 2.01(d));

(f)the Fairburn Property and the Transferred Orleans Property;

(g)the Permits listed on Schedule 2.01(g) of the Disclosure Schedules, but only to the extent such Permits may be transferred under applicable Law;

(h)the prepaid expenses, credits, advance payments, security deposits, charges, sums and fees set forth on Schedule 2.01(h) of the Disclosure Schedules, and all claims, rights of recovery, rights of set-off and rights of recoupment with respect to the same;

(i)the vehicles, equipment and tools listed on Schedule 2.01(i) of the Disclosure Schedules;

(j)all of Seller's rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k)originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, employee personnel files to the extent permitted by applicable Law, I-9s and E-Verify records, employee handbooks, employee policies, employment advertisements and applications, applicant disposition information, safety records and safety training materials and manuals, machinery and equipment operating manuals and maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data, sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements and files that materially relate to the Business or the Purchased Assets, other than books and records set forth in Section 2.02(d) ("Books and Records");

(l)100% of the equity interests in Reynolds Construction;

(m)Sellers' interest in the joint ventures listed on Schedule 2.01(m) (the "Joint Ventures");

(n)all rights to all Actions of any nature available to or being pursued by any of the Sellers to the extent related to the Assigned Contracts, whether arising by way of counterclaim or otherwise; and

(o)all goodwill associated with any of the assets described in the foregoing clauses.

Excluded Assets

.  Other than the Purchased Assets described in Section 2.01, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Sellers are not selling or assigning, any other assets or properties of Sellers, and all such other assets and properties shall be excluded from the Purchased Assets (the "Excluded Assets").  Excluded Assets include the following assets and properties of Sellers:

(a)all cash and cash equivalents, bank accounts and securities of Sellers;

(b)all Contracts that are not Assigned Contracts, including the Excluded Contracts, and any related accounts receivable and contract retentions;

(c)all Intellectual Property other than the Intellectual Property Assets;

(d)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers, and any other books and records which Sellers are prohibited from disclosing or transferring to Buyer under applicable Law and are required by applicable Law to retain;

(e)all rights, privileges (including attorney-client privilege), claims, causes of action, rights or benefits of or to any insurance policies of Sellers or any of their Affiliates, regardless of whether the assignment of such right or benefit arises by statute, agreement, or operation of Law, including defense and indemnity benefits attributable to or arising from or under such policies;

(f)all Company Benefit Plans and any assets attributable thereto;

(g)all Tax assets (including duty and Tax refunds and prepayments) of Sellers;

(h)all rights to any action, suit or claim of any nature available to or being pursued by Sellers, including all recoveries and judgments in favor of or for the benefit of Sellers or any of their Affiliates related to any Excluded Liabilities, whether arising by way of counterclaim or otherwise;

(i)all Sellers Marks;

(j)the assets identified on Schedule 2.02(j) of the Disclosure Schedules;

(k)the Retained Orleans Property;

(l)non-transferrable Permits;

(m)all books, records, files and papers, whether in hard copy or electronic format, prepared in connection with the Transaction Documents or the transactions contemplated hereby; and

(n)the rights which accrue or will accrue to Sellers under the Transaction Documents.

Assumed Liabilities

.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due the following liabilities and obligations arising out of or relating to the Business or the Purchased Assets (collectively, the "Assumed Liabilities"):

(a)all trade accounts payable of Sellers to vendors that are included in Final Working Capital or that are related to or arising out of the Business (other than trade accounts payable related to Contracts that are not Assigned Contracts);

(b)liabilities, obligations and Actions (other than any liabilities, obligations or Actions that are an Excluded Liability) arising under, or relating to, the performance of the Assigned Contracts, regardless of whether such liabilities, obligations or Actions relate to, or arise out of actions, events, occurrences or omissions before or after the Closing Date, including, (i) all liabilities, obligations and Actions in respect of any design defect or similar claims related to any of the Assigned Contracts, (ii) all liabilities, obligations and Actions arising out of or in connection with any breach or alleged breach of the Assigned Contracts, (iii) all liabilities, obligations and Actions relating to or effecting the financial performance of the Assigned Contracts, such as change orders, claims for back wages (including, any amounts claimed based on the employees' job classifications), and estimates related to inventory, revenue or costs at completion (including any estimated liquidated damages) inherent in the jobs in process (or in backlog on the work in process schedule), retainage and the allowance for doubtful accounts and (iv) all liabilities and obligations related to claims for warranty work under the Assigned Contracts;

(c)except as specifically provided in Section 6.04, all liabilities and obligations of Buyer or its Affiliates relating to employee benefits, compensation or other arrangements with respect to any Transferred Employee arising on or after the Closing;

(d)all liabilities and obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Post-Closing Tax Period and (ii) Taxes for which Buyer is liable pursuant to Section 6.10;

(e)all reimbursement and other liabilities and obligations of Sellers related to or arising out of the performance and surety bonds listed on Schedule 2.03(e), or entered into by the Sellers after the date hereof in accordance with Section 6.01(b);

(f)all liabilities and obligations of Sellers set forth on Schedule 2.03(f) of the Disclosure Schedules;

(g)without duplication of amounts listed in clauses (a) through (f) of this Section 2.03, other accrued expenses or liabilities of the Business included in Final Working Capital; and

(h)all other liabilities and obligations arising out of or relating to Buyer's ownership or operation of the Business and the Purchased Assets on or after the Closing.

Excluded Liabilities

.  Buyer shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Sellers (collectively, the "Excluded Liabilities"):

(a)any liabilities or obligations relating to or arising out of the Excluded Assets;

(b)any liabilities or obligations incurred in or arising from the operation of the Business prior to the Closing, other than those that are specifically an Assumed Liability pursuant to Section 2.03(a), 2.03(b), 2.03(e), 2.03(f) or 2.03(g);

(c)any liabilities or obligations for (i) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, including any employment or benefit-related Taxes, and (ii) any other Taxes of Sellers (other than Taxes allocated to Buyer under Section 6.10 or Section 2.03(d)) for any taxable period, including any liability for Taxes of Sellers (or any stockholder or Affiliate of any of the Sellers) that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of Law;

(d)except as specifically provided in Section 6.04, any liabilities or obligations of Sellers relating to or arising out of (i) the employment, or termination of employment, of any current or former employee of Sellers prior to the Closing, other than those liabilities or obligations relating to the payment of wages to current or former employees at the jobsites for the Assigned Contracts; (ii) any Company Benefit Plans, including (A) any defined benefit pension plan related to any employee of Sellers or Sellers’ ERISA Affiliates and (B) any plans providing medical, life or similar benefits to Sellers’ employees who retired and terminated employment on or prior to Closing and (iii) workers' compensation claims of any current or former employee of Sellers which relate to events occurring prior to the Closing Date; and

(e)Except as provided in Section 2.03(b), any liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date, including those listed on Schedule 2.04(e);

(f)Any liabilities in respect of the Collective Bargaining Agreements and project labor, job site or similar agreements of Sellers (other than those liabilities or obligations relating to the payment of wages to current or former employees at the jobsites for the Assigned Contracts); and

(g)any liabilities or obligations of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers and others.

Purchase Price

.

(a)Not later than five Business Days prior to the Closing Date, the Sellers shall prepare and deliver to Buyer a good faith estimated Closing Balance Sheet (the "Estimated Closing Date Balance Sheet") and calculation and estimate of the Closing Working Capital (the “Estimated Working Capital”).  For ease of preparation, the Estimated Closing Date Balance Sheet and Estimated Working Capital shall be prepared as if the Closing occurred as of the last day of the month prior to the month in which the Closing occurs.  The Estimated Closing Date Balance Sheet, Estimated Working Capital, and each element of the Estimated Working Capital, shall be prepared in accordance with Exhibit F and GAAP (and for the avoidance of doubt if there is an inconsistency between Exhibit F and GAAP, Exhibit F shall prevail) and be accompanied by reasonable supporting detail. Following delivery of the Estimated Closing Date Balance Sheet and Estimated Working Capital, the Sellers shall provide Buyer with reasonable access, during normal business hours upon reasonable notice, and in a manner so as to not unduly interfere with the normal business operations of the Sellers, to the working papers and the books and records of the Sellers used in connection with the Sellers' preparation of the Estimated Closing Date Balance Sheet and Estimated Working Capital.  Not later than one (1) Business Day prior to the Closing, Buyer shall identify any adjustments that it reasonably believes are required to be made to the Estimated Closing Date Balance Sheet and Estimated Working Capital.  Sellers shall consider in good faith any adjustments proposed by Buyer and if Sellers agree with any of the proposed adjustments, Sellers shall re-deliver to Buyer the Estimated Closing Date Balance Sheet and Estimated Working Capital reflecting such revisions.

(b)The aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be the sum of (i) $10,075,000 which shall be paid in the form of (A) cash of not less than $6,375,000 (the "Cash Consideration"), plus (B) the number of shares of Parent's common stock equal to the quotient of (1) $10,075,000 less the Cash Consideration divided by (2) the Exchange Price, plus (ii) the amount (if any) by which the Estimated Working Capital exceeds the Target Working Capital (an "Estimated Working Capital Surplus"), less (iii) the amount (if any) by which the Target Working Capital exceeds the Estimated Working Capital (an "Estimated Working Capital Shortfall"), plus (iv) the assumption of the Assumed Liabilities.  The Purchase Price shall be subject to adjustment pursuant to Section 2.06 hereof.

(c)Subject to Section 2.10, the Purchase Price shall be paid at Closing as follows:

(i)Cash Consideration. The Cash Consideration shall be paid by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer prior to the Closing Date.  Each of the Sellers acknowledges and agrees that payment of the Cash Consideration to such single account is in consideration of such Seller’s proportionate share of the Purchased Assets, the Assumed Liabilities and the other consideration flowing to, or for the benefit of, Buyer under this Agreement.

(ii)Parent Shares. Buyer shall deliver stock certificates, accompanied by duly endorsed stock powers, representing (or arrange for book-entry transfer of) the number of shares of Parent's common stock determined in accordance with clause (ii) of Section 2.05(b) to Parent.

(iii)Working Capital Adjustment. If there is an Estimated Working Capital Surplus, Buyer will deliver a duly executed promissory note in the form of Exhibit I (the "Working Capital Promissory Note") with a principal amount equal to the lesser of $5,000,000 or the Estimated Working Capital Surplus, and the amount of the Estimated Working Capital Surplus in excess of $5,000,000, if any, shall be paid in by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer prior to the Closing Date.  Each of the Sellers acknowledges and agrees that payment under the Working Capital Promissory Note or on account of any Estimated Working Capital Surplus in excess of $5,000,000 to such single account is in consideration of such Seller’s proportionate share of the Purchased Assets, the Assumed Liabilities and the other consideration flowing to, or for the benefit of, Buyer under this Agreement.  If there is an Estimated Working Capital Shortfall, the Cash Consideration shall be reduced by 63% of the Estimated Working Capital Shortfall and the number of shares of Parent common stock to be delivered by Buyer shall be reduced by an amount equal to 37% of the Estimated Working Capital Shortfall divided by the Exchange Price (the agreed upon value for a share of Parent's common stock).

Purchase Price Adjustments

.

(a)General. The term "Post-Closing Adjustment" means an amount equal to the Closing Working Capital minus the Estimated Working Capital, which may be a positive number (a "Post-Closing Surplus") or a negative number (a "Post-Closing Shortfall").

(b)Preparation of Closing Statement.  Within 60 days after the Closing Date, Sellers shall prepare and deliver to Buyer (A) the Closing Date Balance Sheet, (B) a statement setting forth its calculations of Closing Working Capital and the Post-Closing Adjustment (the "Closing Statement"), and (C) a certificate of the Chief Financial Officer of Sellers that the Closing Statement was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the sample balance sheet and calculation of working capital on Exhibit F.

(c)Examination and Review.

(i)Examination. After receipt of the Closing Statement, Buyer shall have 15 days (the "Review Period") to review the Closing Date Balance Sheet and/or Closing Statement. During the Review Period, Buyer and Buyer's accountants shall have full access to the relevant books and records of Sellers, the personnel of, and work papers prepared by, Sellers and/or Sellers' accountants to the extent that they relate to the Closing Date Balance Sheet and/or Closing Statement and to such historical financial information (to the extent in Sellers' possession) relating to the Closing Date Balance Sheet and/or Closing Statement as Buyer may reasonably request for the purpose of reviewing the Closing Date Balance Sheet and/or Closing Statement and to prepare a Statement of Objections, provided, that such access shall be in a manner that does not interfere with the normal business operations of Sellers.

(ii)Objection. On or prior to the last day of the Review Period, Buyer may object to the Closing Date Balance Sheet and/or Closing Statement by delivering to Sellers a written statement setting forth Buyer's objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer's disagreement therewith (the "Statement of Objections"). If Buyer fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Date Balance Sheet, the Closing Statement and the Post-Closing Adjustment reflected in the Closing Statement shall be deemed to have been accepted by Buyer. If Buyer delivers the Statement of Objections before the expiration of the Review Period, Buyer and Sellers shall negotiate in good faith to resolve such objections within 15 days after the delivery of the Statement of Objections (the "Resolution Period"), and, if the same are so resolved within the Resolution Period, the Closing Date Balance Sheet, the Closing Statement and the Post-Closing Adjustment with such changes as may have been previously agreed in writing by Buyer and Sellers, shall be final and binding.

(iii)Resolution of Disputes. If Sellers and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute ("Disputed Amounts" and any amounts not so disputed, the "Undisputed Amounts") shall be submitted for resolution to an impartial nationally recognized firm of independent certified public accountants mutually selected by Buyer and Sellers (the "Independent Accountants") who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Statement and the Post‑Closing Adjustment. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections.

(iv)Fees of the Independent Accountants. With respect to the Closing Statement (and the Post-Closing Adjustment), Buyer shall pay a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Sellers (that being the difference between the Independent Accountants' determination and Buyer's determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer's determination differs from Sellers' determination). Sellers shall pay that portion of the fees and expenses of the Independent Accountants that Buyer is not required to pay hereunder.

(v)Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the Parties shall agree in writing) after their engagement, and, absent fraud or manifest error, their resolution of the Disputed Amounts and their adjustments to the Closing Statement and the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi)Payments of Post-Closing Adjustments. Except as otherwise provided herein, any payment of any Post-Closing Adjustment shall be due (x) within five Business Days of acceptance of the Closing Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above (the "Settlement Date").  If a Post-Closing Shortfall exists, then the amount of the Post-Closing Shortfall shall be paid as follows on the Settlement Date: first, the principal balance of the Working Capital Promissory Note, if any, shall be reduced (but not below zero) by such amount, and, thereafter, any remaining amount shall be paid to Buyer by Sellers 63% in cash and 37% in the form of Parent common stock (valued at the Exchange Price per share).  If a Post-Closing Surplus exists then the amount of such Post-Closing Surplus shall be paid as follows on the Settlement Date: first, by the delivery of a duly executed Working Capital Promissory Note with a principal amount equal to the Post-Closing Surplus; provided, however, that the principal balance of the Working Capital Promissory Note shall not exceed $5,000,000 minus the principal amount of any Working Capital Promissory Note delivered pursuant to Section 2.05(c)(ii) and any remaining amount shall be paid in cash by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer.  Each of the Sellers acknowledges and agrees that payment under a Working Capital Promissory Note or on account of any such remaining amount to such account is in consideration of such Seller’s proportionate share of the Purchased Assets, the Assumed Liabilities and the other consideration flowing to, or for the benefit of, Buyer under this Agreement.

(d)Harvest Power Project.  The Cash Consideration payable at the Closing by Buyer shall be reduced by 50% of any amount received by Sellers (net of reasonable legal fees incurred in collecting such amounts) with respect to the Harvest Power project during the period commencing on the date of this Agreement and ending on the Closing Date.  If Buyer or Reynolds Construction receives any payment with respect to the Harvest Power project after the Closing, Buyer shall pay 50% of such amount (net of reasonable legal fees incurred in collecting such amounts) to LHC by wire transfer of immediately available funds within 5 business days after receipt. If Sellers receive any payment with respect to the Harvest Power project after the Closing, Sellers shall pay 50% of such amount (net of reasonable legal fees incurred in collecting such amount) to Buyer by wire transfer of immediately available funds within 5 business days after receipt.  If either (i) Buyers receive any payment after Closing and Sellers have incurred any legal fees in collecting such amount prior to Closing or (ii) Sellers receive a payment after Closing and Buyers have incurred any legal fees in collecting such amount after Closing, then the reasonable legal fees incurred in collecting such amount shall be taken into account in computing the amount received net of reasonable legal fees incurred in collecting such amount.

Adjustments for Tax Purposes

.  Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Allocation of Purchase Price

.  Within 90 days after the Closing Date, Buyer shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Purchased Assets for Tax purposes) (the "Allocation Schedule"). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code. The Allocation Schedule shall be deemed final unless Sellers notify Buyer in writing that Sellers object to one or more items reflected in the Allocation Schedule within 30 days after delivery of the Allocation Schedule to Sellers. In the event of any such objection, Sellers and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Sellers and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within 30 days after the delivery of the Allocation Schedule to Sellers, such dispute shall be resolved by an impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Sellers. The fees and expenses of such accounting firm shall be borne equally by

Sellers and Buyer. Sellers and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the Allocation Schedule, as finally determined.

Non-Assignable Assets

.

(a)Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.09, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in Article VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Sellers and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization, approval or waiver, or any release, substitution or amendment required to novate all liabilities and obligations under any and all Assigned Contracts or other liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of all parties to such arrangements, so that, in any case, Buyer shall be solely responsible for such liabilities and obligations from and after the Closing Date; provided, however, that neither Sellers nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval, waiver, release, substitution or amendment is obtained, Sellers shall sell, assign, transfer, convey and deliver to Buyer the relevant Purchased Asset to which such consent, authorization, approval, waiver, release, substitution or amendment relates for no additional consideration. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid by Buyer in accordance with Section 6.10.

(b)To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.09, Buyer and Sellers shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law and the applicable Purchased Asset, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto. Buyer shall, as agent or subcontractor for the applicable Seller, pay, perform and discharge fully the liabilities and obligations of the applicable Seller thereunder from and after the Closing Date. To the extent permitted under applicable Law, Sellers shall, at Buyer's expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Sellers to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.09. Sellers shall be permitted to set off against such amounts all direct costs associated with the retention and maintenance of such Purchased Assets.

(c)Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Authority or is cancelable by a third party in the event of an assignment unless and until such consent shall have been obtained.

Indenture Compliance

.

(a)If (i) the sum of (x) the cash paid to Sellers at the Closing pursuant to Section 2.05 (taking into account any reduction in such amount pursuant to Section 2.05(c)(iii)) and (y) the Current Liabilities is less than 75% of (ii) the sum of (w) the cash paid to Sellers at the Closing pursuant to Section 2.05 (taking into account any adjustment in such amount pursuant to Section 2.05(c)(iii)), (x) the Current Liabilities, (y) the principal amount of the Working Capital Note, if any, delivered at the Closing and (z) $3,700,000 (or such lesser amount pursuant to Section 2.05(c)(iii)), then the amount of cash payable by Buyer at the Closing shall be increased and the amount of Parent company stock payable by Buyer and/or the principal amount of the Working Capital Note shall be decreased to the extent necessary so that the amount in clause (i) of this sentence is at least 75% of the amount in clause (ii) of this sentence.

(b)If a cash payment is required to be made by Sellers to Buyer pursuant to Section 2.06(c)(vi) and the effect of such payment would cause (i) the sum of (x) the cash paid to Sellers at the Closing pursuant to Section 2.05 (taking into account any adjustment in such amount pursuant to Section 2.05(c)(iii)) plus (y) the Current Liabilities less (z) the cash paid by Sellers to Buyer pursuant to Section 2.06(c)(vi) to be less than 75% of (ii) the sum of (v) the cash paid to Sellers at the Closing pursuant to Section 2.05 (taking into account any adjustment in such amount pursuant to Section 2.05(c)(iii)), plus (w) the Current Liabilities, plus (x) the principal amount of the Working Capital Note, if any, delivered at the Closing plus (y) $3,700,000 (or such lesser amount pursuant to Section 2.05(c)(iii)), less (z) the cash paid by Sellers to Buyer pursuant to Section 2.06(c)(vi), then Sellers may reduce the cash portion of such payment and increase the stock portion of such payment to the extent necessary so that the amount in clause (i) of this sentence is at least 75% of the amount in clause (ii) of this sentence.

ARTICLE III
Closing

Closing

.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Parent, 1800 Hughes Landing Boulevard, Suite 700, The Woodlands, Texas 77380, at 9:00 a.m. Central time, on the fifth business day following the date on which the last of the conditions set forth in Article VII is satisfied or, where permitted, waived in writing, or at such other time, date or place as Sellers and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the "Closing Date".  The Closing will be effective as of 12:01 a.m. Central time on the Closing Date.  In lieu of an in-person closing, the Closing may occur by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered as promptly as practicable.  Except to the extent set forth in Section 3.02, all proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing will be deemed to have been taken and executed substantially concurrently and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Closing Deliverables

.

(a)At the Closing, Sellers shall deliver to Buyer an assignment of 100% of the equity interests in Reynolds Construction.

(b)At the Closing, immediately following the transfer of the equity interests in Reynolds Construction to Buyer, Sellers shall deliver to Buyer the following:

(i)a bill of sale in the form of Exhibit A hereto (the "Bill of Sale"), duly executed by the applicable Seller, transferring the personal property included in the Purchased Assets;

(ii)an assignment and assumption agreement in the form of Exhibit B hereto (the "Assignment and Assumption Agreement"), duly executed by Sellers, effecting the assignment to and assumption of the Purchased Assets and the Assumed Liabilities;

(iii)with respect to the Fairburn Property, the three deeds in the form attached as Exhibit C (the "Fairburn Deeds") hereto, duly executed by Parent or LHC, as applicable;

(iv)with respect to the Transferred Orleans Property, the deed in the form attached as Exhibit D (the "Transferred Orleans Deed") hereto, duly executed by LHC;

(v)with respect to each Lease, an Assignment and Assumption of Lease in the form of Exhibit E (each, an "Assignment and Assumption of Lease"), duly executed by the applicable Seller;

(vi)a transition services agreement in the form of Exhibit G (the "Transition Services Agreement"), duly executed by the applicable Seller;

(vii)a lease for a portion of the Retained Orleans Property, in the form of Exhibit H (the "Orleans Lease"), duly executed by the applicable Seller;

(viii)a certificate pursuant to Treasury Regulations Section 1.1445-2(b), duly executed by the applicable Seller, certifying that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(ix)the Seller Closing Certificate;

(x)certificates required under Section 7.02(e);

(xi)evidence, satisfactory to Buyer of the release and discharge of all Encumbrances affecting any of the Purchased Assets (other than Permitted Encumbrances); and

(xii)evidence reasonably satisfactory to Buyer that Reynolds Construction has obtained all contractor or similar Permits required for Reynolds Construction to begin performing the Assigned Contracts on the Closing Date.

(c)At the Closing, Buyer shall deliver to Sellers the following:

(i)the Purchase Price;

(ii)the Bill of Sale, duly executed by Reynolds Construction;

(iii)the Assignment and Assumption Agreement, duly executed by Reynolds Construction;

(iv)with respect to each Lease, an Assignment and Assumption of Lease duly executed by Reynolds Construction;

(v)the Transition Services Agreement, duly executed by Reynolds Construction;

(vi)with respect to the surety and performance bonds listed on Schedule 2.03(e), or entered into by the Sellers after the date hereof in accordance with Section 6.01(b), issued by Travelers Casualty and Surety Company of America ("Travelers"), either (A) a General Agreement of Indemnity Agreement—Project Specific duly executed by Reynolds Construction, in form and substance reasonably acceptable to Travelers or (B) the cancellation and return of such surety and performance bonds and the issuance of replacement surety and performance bonds, in each case, without cost to Sellers;

(vii)with respect to the surety and performance bonds listed on Schedule 2.03(e), or entered into by the Sellers after the date hereof in accordance with Section 6.01(b), issued by Liberty Mutual Insurance Company ("Liberty"), either (A) a General Agreement of Indemnity Agreement—Project Specific duly executed by Reynolds Construction, in form and substance reasonably acceptable to Liberty or (B) the cancellation and return of such surety and performance bonds and the issuance of replacement surety and performance bonds, in each case, without cost to Sellers;

(viii)the Orleans Lease duly executed by Reynolds Construction;

(ix)the Buyer Closing Certificate; and

(x)the written consent to the assignment of each Contract listed on Schedule 3.02(c)(x) by the counterparty thereto.

ARTICLE IV
Representations and warranties of sellerS

Except as set forth in the Disclosure Schedules, Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Organization and Qualification of Sellers

.  Each Seller is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the Laws of the state of its incorporation or formation. Each Seller has all necessary power and authority to own, operate or lease the Purchased Assets and to carry on the Business as currently conducted. Each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  To the Knowledge of Sellers, no current officer, director, or managing employee has been excluded from participating in any government reimbursement or contracting program or has been subject to sanction for violation of law or regulations related to governmental reimbursement or contracting program.  To the Knowledge of Sellers, no notice from any authority has been given regarding threatened, pending or possible revocation, termination, suspension or limitation of the licenses and permits necessary to complete the Assigned Contracts or to bid on future governmental work.

Authority of Sellers

.  Each Seller has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly executed and delivered by Sellers, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

No Conflicts

.  The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of any provision of the certificate of incorporation, by-laws or comparable organizational document of any Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to any Seller, the Business or the Purchased Assets; or (c) except as set forth in Section 4.03 of the Disclosure Schedule, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or result in the acceleration of any Contract or Permit; except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a Material Adverse Effect.  No consent, approval, Permit, Governmental Order or declaration of, or filing with, or notice to, any Governmental Authority is required by or with respect to any Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as set forth in Schedule 4.03 of the Disclosure Schedules and such consents, approvals, Permits, Governmental Orders or declarations of, or filings with, or notices to, Governmental Authorities which, in the aggregate, would not have a Material Adverse Effect.

Absence of Certain Changes, Events and Conditions

.  Since January 31, 2016, and other than in the ordinary course of business consistent with past practice or as disclosed in Schedule 4.04 of the Disclosure Schedules, there has not been any:

(a)event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)material change in any method of accounting or accounting practice for the Business, except as required by GAAP or as disclosed in the notes to the Financial Statements;

(c)material change in practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts receivable, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(d)transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet;

(e)cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(f)imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the Purchased Assets;

(g)adoption, modification, withdrawal from or termination of any: (i) Company Benefit Plan, or (ii) Collective Bargaining Agreement;

(h)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against any Seller under any similar Law; or

(i)any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Assigned Contracts

.  Each Assigned Contract is valid and binding on the applicable Seller in accordance with its terms and is in full force and effect.  To Sellers' Knowledge, Sellers have not received any notice that any party to an Assigned Contract intends to materially reduce its relationship with the Business.

Title to Purchased Assets

.

(a)Except as set forth in Schedule 4.06(a) of the Disclosure Schedules, Sellers have good and valid title to, or a valid leasehold interest in, all tangible personal property included in the Purchased Assets, free and clear of Encumbrances except for Permitted Encumbrances.

(b)It shall be a condition to Closing that LHC and Parent, as applicable, have indefeasible title to the Fairburn Property, free and clear of all Encumbrances, except (i) Permitted Encumbrances and (ii) those Encumbrances set forth on Schedule 4.06(b) of the Disclosure Schedules.  Neither LHC nor Parent has leased or otherwise granted to any Person the right to use or occupy the Fairburn Property or any portion thereof.  There are no unrecorded options, rights of first offer or rights of first refusal to purchase the Fairburn Property or any portion thereof or any interest therein.

(c)It shall be a condition to Closing that LHC has indefeasible title to the Transferred Orleans Property, free and clear of all Encumbrances, except (i) Permitted Encumbrances and (ii) those Encumbrances set forth on Schedule 4.06(c) of the Disclosure Schedules.  Except for the Orleans Lease, LHC has not leased or otherwise granted to any Person the right to use or occupy the Orleans Property or any portion thereof.  There are no unrecorded options, rights of first offer or rights of first refusal to purchase the Transferred Orleans Property or any portion thereof or any interest therein.

(d)LHC owns 100% of the outstanding equity interests in Reynolds Construction and the percentage interest in each Joint Venture (collectively, the “Interests”).  All of the Interests have been duly authorized and are validly issued, and are owned of record and beneficially by LHC, free and clear of all Encumbrances, except (i) Permitted Encumbrances and (ii) those Encumbrances set forth on Schedule 4.06(d) of the Disclosure Schedules.  Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Interests, free and clear of all Encumbrances, except (i) Permitted Encumbrances and (ii) those Encumbrances set forth on Schedule 4.06(d) of the Disclosure Schedules.  There are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character  to acquire, issue or sell any equity interests in Reynolds Construction or any of the Joint Ventures.  The only assets and liabilities of Reynolds Construction are the Permits listed on Schedule 2.01(g) of the Disclosure Schedules, other than cash, which will be distributed out of Reynolds Construction on or prior to the Closing Date.

(e)With respect to each Lease and the Leased Real Property:

(i)To Seller's Knowledge, such Lease is valid, binding, enforceable and in full force and effect;

(ii)To Seller's Knowledge, Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by Seller;

(iii)As of the date of this Agreement, Seller has paid all rent then due and payable under such Lease.  As of the Closing Date, Sellers shall have paid all rent then due and payable under such Lease;

(iv)To Seller's Knowledge, Seller has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto; and

(v)Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

Real Property

.  To Seller's Knowledge, Sellers have not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property or the Retained Orleans Property, (ii) existing, pending or threatened condemnation proceedings affecting the Real Property or the Retained Orleans Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Real Property or the Retained Orleans Property as currently operated.

Insurance

.  With respect to the Business, the Purchased Assets or the Assumed Liabilities, Schedule 4.08 includes a list of all pending insurance claims and the insurance claims history for Sellers since December 31, 2013.  Except as set forth on Schedule 4.08 of the Disclosure Schedules, there are no insurance claims related to the Purchased Assets or the Assumed Liabilities pending under any the insurance policies maintained by the Sellers or their Affiliates and relating to the Purchased Assets or the Assumed Liabilities (the "Insurance Policies") as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.  Since January 31, 2016, neither Sellers nor any of their Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  The Insurance Policies are sufficient for compliance with all applicable Laws and the Assigned Contracts.

Legal Proceedings; Governmental Orders

.

(a)To Sellers' Knowledge, there are no Actions pending or threatened against or by any Seller (a) relating to or affecting the Purchased Assets or the Assumed Liabilities, which if determined adversely to Seller would result in a Material Adverse

Effect; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.  To Sellers' Knowledge, Schedule 4.09(a) lists all pending Actions relating to or affecting the Purchased Assets or the Assumed Liabilities.

(b)There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Purchased Assets or the Assumed Liabilities which would have a Material Adverse Effect.

Compliance with Laws; Permits

.

(a)To Sellers' Knowledge, Sellers are in compliance with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets, except where the failure to be in compliance would not have a Material Adverse Effect.

(b)To Sellers' Knowledge, all Permits required for Sellers to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Sellers and are valid and in full force and effect, except where failure to obtain such Permits would not have a Material Adverse Effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Schedule 2.01(g) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

Environmental Matters

.

(a)To the Knowledge of Sellers, Sellers have not received from any Person, with respect to the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)None of the Purchased Assets is listed on, or, to the Knowledge of Sellers, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(c)Sellers have provided or otherwise made available to Buyer and listed in Schedule 4.11(b) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Purchased Assets which are in the possession or control of Sellers related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes) with respect to the Purchased Assets.

(d)The representations and warranties set forth in this Section 4.11 are the Seller's sole and exclusive representations and warranties regarding environmental matters.

Employee Benefit Matters

.

(a)Schedule 4.12(a) of the Disclosure Schedules contains a true and complete list of each Company Benefit Plan.

(b)With respect to each Company Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) where the Company Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Company Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Company Benefit Plan; and (v) in the case of any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service.  With respect to each Benefit Plan, Sellers have made available to Buyer accurate, current and complete copies of each of the following: (i) material notices, letters or other correspondence received by Sellers since January 1, 2015 from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan and (ii) material notices, letters or other correspondence received by Sellers since January 1, 2015 from any Benefit Plan trustees or administrators relating to the Benefit Plan.

(c)Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan.  Nothing has occurred with respect to any Company Benefit Plan that has subjected or could reasonably be expected to subject Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code.  All benefits, contributions and premiums owed by Sellers relating to each Company Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Company Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with GAAP.

(d)Neither Sellers nor any of their ERISA Affiliates has (i) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (ii) withdrawn from any Benefit Plan; or (iii) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e)With respect to each Company Benefit Plan (i) except as set forth in Schedule 4.12(e) of the Disclosure Schedules, no such plan is a Multiemployer Plan, and (A) all contributions required to be paid by Sellers or their ERISA Affiliates have been timely paid to every applicable Multiemployer Plan, (B) neither Sellers nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (C) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to Sellers; (ii) no such plan is a "multiple employer plan" within the meaning of Section 413(c) of the Code or a "multiple employer welfare arrangement" (as defined in Section 3(40) of ERISA); (iii) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (iv) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the Purchased Assets is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code; and (v) no "reportable event," as defined in Section 4043 of ERISA, has occurred with respect to any such plan. With respect to each Multiemployer Plan to which the Sellers contribute, or are required to contribute, pursuant to a Collective Bargaining Agreement (i) all contributions required to be paid by Sellers or their ERISA Affiliates have been timely paid, (ii) neither Sellers nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (iii) a complete withdrawal from all such Multiemployer Plans at the Effective Time would not result in any material liability to Sellers.

(f)Except as set forth in Schedule 4.12(f) of the Disclosure Schedules and other than as required under Section 601 et. seq. of ERISA or other applicable Law, no Company Benefit Plan or other arrangement provides post-termination or retiree welfare benefits to any Employee for any reason.

(g)There has been no amendment to, announcement by Sellers or any of their Affiliates relating to, or change in employee participation or coverage under, any Company Benefit Plan or Collective Bargaining Agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any director, officer, employee, consultant or independent contractor of the Business, as applicable.  Neither Sellers nor any of their Affiliates has any commitment or obligation or has made any representations to any director, officer, employee, consultant or independent contractor of the Business, whether or not legally binding, to adopt, amend, modify or terminate any Company Benefit Plan or any Collective Bargaining Agreement.

(h)Each Company Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance

(including, notices, rulings and proposed and final regulations) thereunder.  Sellers do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(i)Except as set forth in Schedule 4.12(i) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Business to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Company Benefit Plan; (iv) result in "excess parachute payments" within the meaning of Section 280G(b) of the Code; or (v) require a "gross-up" or other payment to any "disqualified individual" within the meaning of Section 280G(c) of the Code.

(j)The representations and warranties set forth in this Section 4.12 are the Seller's sole and exclusive representations and warranties regarding employee benefits matters.

Employment Matters

.

(a)Schedule 4.13(a) of the Disclosure Schedules contains a list of all Persons who are independent contractors or consultants of the Business as of the date hereof, and sets forth for each such Person the following: (i) name; and (ii) a description of any agreement between the Sellers and any such person as of the date hereof.

(b)Schedule 4.13(b) of the Disclosure Schedules sets forth all collective bargaining or other agreements with a union, works council or labor organization (collectively, "Union") representing any of the Employees other than an project labor, job site or similar agreements ("Collective Bargaining Agreements").  Except as set forth in Schedule 4.13(b) of the Disclosure Schedules, since December 31, 2014, there has not been, nor to Sellers' Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any of the Employees.

(c)To Seller's Knowledge, Sellers are in compliance with the terms of all applicable Laws pertaining to employment and employment practices to the extent they relate to Employees, except to the extent non-compliance would not result in a Material Adverse Effect. To Sellers' Knowledge, except as disclosed on Schedule 4.09(a), there are no pending or threatened claims by any Employee against Sellers relating to unfair labor practices, payment of wages or benefits, employment discrimination, harassment or retaliation, or any other employment-related matter arising under applicable Laws, regulations, or employee agreements.

(d)To Sellers' Knowledge, with respect to each Contract subject to the Federal Acquisition Regulations, Sellers are and have been in compliance with any applicable Executive Order 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. To Sellers' Knowledge, Sellers are not presently, and have not been for the past 5 years, the subject of any audit, investigation or enforcement action by any Government Authority in connection with any Contract subject to the Federal Acquisition Regulations or related compliance with E.O. 11246, Section 503 and VEVRAA.  Sellers have not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

(e)The representations and warranties set forth in this Section 4.13 are the Seller's sole and exclusive representations and warranties regarding employment matters.

Taxes

.  Except as set forth in Schedule 4.14 of the Disclosure Schedules:

(a)All Tax Returns with respect to the Business required to be filed by Sellers for any Pre-Closing Tax Period have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all material respects.  All Taxes due and owing by Sellers with respect to the Business have been, or will be, timely paid.

(b)With respect to the Business, Sellers have withheld and paid, or will withhold and pay, each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied in all material respects with all information reporting and backup withholding provisions of applicable Law.

(c)There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Sellers' Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(d)Sellers are not a "foreign person" as that term is used in Treasury Regulations Section 1.1445-2.

(e)Sellers are not, and have not been, party to, or a promoter of, a "reportable transaction" within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(f)To the Knowledge of Seller, none of the Purchased Assets is (i) required to be treated as being owned by another person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended or (ii) used predominantly outside the United States and thus subject to Section 168(g)(1)(A) of the Code.

(g)The representations and warranties set forth in this Section 4.14 and Section 4.12 as it relates to Taxes are the Seller's sole and exclusive representations and warranties regarding tax matters.

Brokers

.  Except for Houlihan Lokey, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Sellers.

No Other Representations and Warranties

.

(a)BUYER IS AN INFORMED AND SOPHISTICATED PURCHASER, AND HAS ENGAGED EXPERT ADVISORS, EXPERIENCED IN THE EVALUATION AND PURCHASE OF PROPERTY AND ASSETS SUCH AS THE PURCHASED ASSETS AS CONTEMPLATED HEREUNDER.  BUYER HAS UNDERTAKEN SUCH INVESTIGATION AND HAS BEEN PROVIDED WITH AND HAS EVALUATED SUCH DOCUMENTS AND INFORMATION AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION WITH RESPECT TO THE EXECUTION, DELIVERY AND PERFORMANCE OF THIS AGREEMENT.  BUYER ACKNOWLEDGES THAT SELLERS HAVE GIVEN BUYER COMPLETE AND OPEN ACCESS TO THE EMPLOYEES AND THE PURCHASED ASSETS.  BUYER HAS UNDERTAKEN PRIOR TO THE DATE HEREOF SUCH FURTHER INVESTIGATION AND REQUESTED SUCH ADDITIONAL INFORMATION AS IT DEEMS NECESSARY.

(b)NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO, AND THE PARTIES HEREBY AGREE, THAT NONE OF SELLERS OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES HAS MADE, IS MAKING OR HAS ANY DUTY TO MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER REGARDING THE BUSINESS, THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO THE (I) CONDITION, VALUE, QUALITY, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF THE PURCHASED ASSETS, OR ANY PART THEREOF, (II) CONDITION, VALUE OR QUALITY OF THE BUSINESS, (III) PROSPECTS OF THE BUSINESS (FINANCIAL OR OTHERWISE), OR (IV) RISKS ASSOCIATED WITH THE BUSINESS AND OTHER INCIDENTS OF OWNERSHIP OF THE PURCHASED ASSETS AND THE ASSUMED LIABILITIES, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV.

ARTICLE V
Representations and warranties of buyer

Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Organization of Buyer

.  Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.

Authority of Buyer

.  Buyer has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

No Conflicts

.  The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; except where the violation or breach would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order or declaration of, or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except such consents, approvals, Permits, Governmental Orders or declarations of, or filings with, or notices to, Governmental Authorities which would not have a material adverse effect on Buyer's ability to consummate the transactions contemplated hereby and thereby.

Brokers

.  No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Sufficiency of Funds

.  Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Solvency

.  Immediately after giving effect to the transactions contemplated hereby, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer or Sellers. In connection with the transactions contemplated hereby, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Independent Investigation

.  Buyer has conducted its own independent investigation, review and analysis of the Business, the Purchased Assets and the assumed liabilities, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Sellers for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of Sellers set forth in Article IV; and (b) none of Sellers or any other Person has made, is making or has any duty to make any representation or warranty (express or implied; Oral or in writing) as to the Business, the Purchased Assets or the Assumed Liabilities, except as expressly set forth in Article IV.

5.08

No Other Representations or Warranties.  SELLER IS AN INFORMED AND SOPHISTICATED SELLER, AND HAS ENGAGED EXPERT ADVISORS, EXPERIENCED IN THE EVALUATION AND SALE OF PROPERTY AND ASSETS SUCH AS THE PURCHASED ASSETS AS CONTEMPLATED HEREUNDER.  SELLER HAS UNDERTAKEN SUCH INVESTIGATION AND HAS BEEN PROVIDED WITH AND HAS EVALUATED SUCH DOCUMENTS AND INFORMATION AS IT HAS DEEMED NECESSARY TO ENABLE IT TO MAKE AN INFORMED AND INTELLIGENT DECISION WITH RESPECT TO THE EXECUTION, DELIVERY AND PERFORMANCE OF THIS AGREEMENT. SELLER HAS UNDERTAKEN PRIOR TO THE DATE HEREOF SUCH INVESTIGATION AND REQUESTED SUCH INFORMATION AS IT DEEMS NECESSARY.

ARTICLE VI
Covenants

Conduct of Business Prior to the Closing

.

(a)From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Sellers shall (i) conduct the Business in the ordinary course of business; and (ii) use commercially reasonable efforts to maintain and preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having relationships with the Business.  Without limiting the foregoing, from the date hereof until the Closing Date, Sellers shall:

(i)preserve and maintain all material Permits required for the conduct of the Business as currently conducted;

(ii)pay the debts, Taxes and other obligations of the Business in a manner consistent with past practice;

(iii)continue to collect accounts receivable in a manner consistent with past practice; and

(iv)maintain the properties and assets included in the Purchased Assets in a manner consistent with past practice.

(b)Any contract or agreement (including, without limitation, reimbursement and other liabilities and obligations under related performance or surety bonds) (i) entered into by Sellers in connection with the Business from the date of this Agreement until the Closing Date or (ii) that arises or results from a binding bid or offer made prior to the Closing but accepted after the Closing Date, in the case of either clause (i) or (ii) that is approved or authorized by any of the Guarantors in their capacity as an employee of Sellers shall be, in each case, an Assigned Contract and an Assumed Liability for all purposes of this Agreement and included in the Purchased Assets.

Access to Information

.  From the date hereof until the Closing, Sellers shall (a) afford Buyer and its Representatives reasonable and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Sellers, under the supervision of Sellers' personnel and in such a manner as not to interfere with the conduct of the Business or any other businesses of Sellers. All requests by Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Shellie Clausen and Steve Crooke or such other individuals as Sellers may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Sellers' sole discretion: (x) cause significant competitive harm to Sellers and their businesses, including the Business, if the transactions contemplated by this Agreement are not consummated; (y) jeopardize any attorney-client or other privilege; or (z) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Sellers, which may be withheld for any reason, Buyer shall have no right to perform invasive or subsurface investigations of the Real Property or the Retained Orleans Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

Supplement to Disclosure Schedules

.  From time to time prior to the Closing, Sellers shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a "Schedule Supplement"). Any disclosure in any such Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Article VII have been satisfied; provided, however, that if Buyer has the right to, but does not elect to, terminate this Agreement within five Business Days of its receipt of such Schedule Supplement, then Buyer shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived its right to indemnification under Section 8.02 with respect to such matter.

Employees and Employee Benefits

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(a)Buyer shall offer employment effective on the Closing Date, to all Employees identified on Schedule 1.01(a) of the Disclosure Schedules (including any current Employees on approved leave of absence) and Buyer shall have the authority, in its sole discretion, the exercise of which and all subsequent occurrences incident thereto shall not be deemed to violate any provision of this Agreement, to offer employment to Eddie Medina, Omar Ramirez, Patrick Sims, Dan Brock, Joe Davis, Kris Hall and Robbie Tincher (the Persons who accept such employment and commence employment on the Closing Date, the "Transferred Employees").  If Buyer hires Mr. Tincher, Buyer agrees to provide Sellers with reasonable access to Mr. Tincher to assist with Sellers' DOT program, including its electronic logging project.  If Mr. Timcher remains employed by LHC, LHC agrees to provide Buyer with reasonable access to Mr. Tincher to assist with setting up and implementing Buyer's DOT program.  Buyer or Sellers, as applicable, will reimburse the other party for Mr. Tincher's direct salary cost for the time that Mr. Tincher spends working on such projects

(b)Buyer shall treat the Transferred Employees’ prior service with Sellers listed on Schedule 1.01(a) as service with Buyer for purposes of determining the date of eligibility to participate in benefit programs maintained by Buyer, to the extent that service and/or benefits are not determined otherwise under a Collective Bargaining Agreement.  Unless otherwise determined under a Collective Bargaining Agreement, Buyer shall permit Transferred Employees to enroll in Buyer’s group health plan on or as soon as practicable after Closing, with no eligibility waiting period for participation in such plan. Effective as of the Closing, the Transferred Employees shall cease active participation in the Sellers' employee benefit plans. Sellers shall remain liable for issuing all applicable notices, including COBRA notices, and for covering all eligible claims for benefits under the Sellers' employee benefit plans that are incurred by the Employees prior to the Closing Date or are required to be paid under COBRA. For purposes of this Agreement, the following claims shall be deemed to be incurred as follows: (i) life, accidental death and dismemberment, short-term disability, and workers' compensation insurance benefits, on the event giving rise to such benefits; (ii) medical, vision, dental, and prescription drug benefits, on the date the applicable services, materials or supplies were provided; and (iii) long-term disability benefits, on the eligibility date determined by the long-term disability insurance carrier for the plan in which the applicable Employee participates.

(c)Promptly following the execution of this Agreement, Sellers shall send a request for estimate of potential withdrawal liability to each Union that is a party to a Collective Bargaining Agreement.  Sellers shall promptly deliver a copy of any responses to such requests to Buyer.  The receipt of a response from any Union is not a condition to Closing.

(d)On or before the Closing, Buyer shall become a signatory employer to a collective bargaining, project labor, job site or other similar agreement with each of the Unions representing Employees that are working at any of the job sites covered by the Assigned Contracts.

(e)With respect to the Project Based Incentive Plan:

(i)Subject to the terms of the Project Based Incentive Plan relating to the Kiewit Project (as defined in the Project Based Incentive Plan), Parent shall be responsible for paying to any currently participating Employees any amounts due under the Project Based Incentive Plan for any Contracts that are not Assigned Contracts; provided, that the participating Employees continue to be employed by Reynolds Construction on the date that such amount would be payable under the Project Based Incentive Plan;

(ii)Sellers have no obligation to make any payment under the Project Based Incentive Plan after the Closing with respect to any Assigned Contract, other than with respect to phase 2 of the Islamorada project;

(iii)for purposes of determining the amount payable with respect to the Islamorada project (phase 1 and phase 2), Parent shall the treat the project (both phase 1 and phase 2) as a single project, rather than as two separate projects;

(iv)the Closing Date Balance Sheet shall contain an accrual related to the Project Based Incentive Plan equal to $78,000; and

(v)with respect to the Kiewit Project, if Parent determines, in accordance with the terms of the Project Based Incentive Plan, that any amount would have been due upon expiration of the warranty period for the Kiewit Project to the nine plan participants that previously received the second payment for such project prior to the expiration of the warranty period, then Parent will pay to Buyer the amount of such payment.

(f)This Section 6.04 shall be binding upon and inure solely to the benefit of each of the Parties, and nothing in this Section 6.04, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.04.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any employee benefit plan, program, agreement or arrangement. The Parties acknowledge and agree that the terms set forth in this Section 6.04 shall not create any right in any Transferred Employee or any other Person to any continued employment with Buyer or any of its Affiliates or compensation or benefits of any nature or kind whatsoever.

Confidentiality

.  Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and that the terms of the Confidentiality Agreement are incorporated herein by reference. In addition, Buyer covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement.  From and after the Closing, Sellers shall, and shall cause their Subsidiaries to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of

Sellers, any of their Subsidiaries or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Subsidiaries or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Sellers or any of their Subsidiaries or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall, if legally permitted, promptly notify Buyer in writing.

Non-Competition and Non-Solicitation by Sellers

.

(a)For a period from the Closing Date until the two year anniversary of the Closing Date, each Seller shall not, and shall not permit its Subsidiaries to, directly or indirectly, (i) engage in the Business in the United States (a "Seller Restricted Business"); or (ii) have an interest in any Person that engages directly or indirectly in a Seller Restricted Business in any capacity, including as a partner, shareholder, member, principal, agent, trustee or consultant; provided, however, that the Seller Restricted Business shall not include pipeline installation related to oil and gas production, including water and wastewater pipelines utilized in connection with oil and gas production, or any other services historically performed by Parent's Water Resources or Inliner Divisions prior to the date of this Agreement

(b)Notwithstanding anything to the contrary in Section 6.06(a), Sellers and their Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Sellers and their Affiliates, in the aggregate, do not, directly or indirectly, own 5% or more of any class of securities of such Person.

(c)In the event that any Seller has failed to comply with Section 6.06(a) (subject to the exceptions contained in Section 6.06(b)), Sellers shall promptly provide written notice to Buyer (or Buyer, acting in good faith, may provide written notice to Sellers) that sets forth a reasonable description of such failure and the first date of such failure.  Sellers shall have 90 days from the first date of such failure to take actions that will result in Sellers being in full compliance with Section 6.06(a) (subject to the exceptions contained in Section 6.06(b)).  During such 90 day period, Sellers shall use their commercially reasonable efforts to comply with Section 6.06(a) (subject to the exceptions contained in Section 6.06(b)) as soon as reasonably practicable, and if Sellers have used such efforts and come into compliance with Section 6.06(a) (subject to the exceptions contained in Section 6.06(b)) within such 90 day period, Buyer shall not pursue any actions or claims against any Seller with respect to this Section 6.06 as a result of a failure to comply with Section 6.06(a).

(d)For a period from the Closing Date until the second anniversary of the Closing Date, Sellers shall not, and shall not permit their Subsidiaries to, directly or indirectly, hire or solicit any Employee, or encourage any Employee to leave such employment with Buyer or Reynolds Construction or hire any Employee who has left employment with Buyer or Reynolds Construction, except pursuant to a general solicitation which is not directed specifically to any such Employees; provided, that nothing in this Section 6.06(d) shall prevent Sellers from hiring (1) any Employee that is not offered employment by Buyer or Reynolds Construction, (2) any Employee whose employment has been terminated by Buyer or Reynolds

Construction or (3) after 180 days from the date of termination of employment, any Employee whose employment with Buyer or Reynolds Construction has been terminated by the Employee.

(e)The Parties acknowledge and agree that the covenants and undertakings contained in this Section 6.06 relate to matters which are of a special, unique and extraordinary character and a violation or threatened violation of any of the terms of this Section 6.06 will cause irreparable injury to the Parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, Buyer will, in addition to any and all other rights and remedies that may be available to it, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from any court of competent jurisdiction in the event of any breach or threatened of this Section 6.06.

(f)The Parties acknowledge and agree that the restrictions contained in this Section 6.06 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  The Parties agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.06 is unreasonable, arbitrary or against public policy, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 6.06 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(g)This Section 6.06 shall terminate and no longer be of any force or effect:

(i)if a “person” or “group” within the meaning of Section 13(d) of the Securities Exchange Act of 1934 other than the Parent or its subsidiaries has become the direct or indirect Beneficial Owner of capital stock of the Parent representing more than 50% of the voting power of all of the Parent's capital stock;

(ii)upon the consummation of any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) the holders of the shares of Parent's common stock immediately prior to such transaction Beneficially Own, directly or indirectly, immediately after such transaction, less than 50% of the total outstanding voting power of all outstanding classes of equity interests of Parent; or

(iii)upon the consummation of any transaction or series of related transactions in connection with which (whether by means of exchange, liquidation, consolidation, merger, combination, reclassification, recapitalization, acquisition or otherwise) all of the Parent's common stock is exchanged for, converted into, acquired for, or constitutes solely the right to receive, other securities, other property, assets or cash.

Non-Competition and Non-Solicitation by Buyer Restricted Group

.

(a)For a period from the Closing Date until the two year anniversary of the Closing Date, each of the Guarantors, Reynolds Construction and Buyer (collectively, the "Buyer Restricted Group") shall not, directly or indirectly, (i) in the United States engage in the services historically performed by the Parent’s Water Resources or Inliner Divisions, including the design, construction, rehabilitation or servicing of collector wells (a "Buyer Restricted Business"); or (ii) have an interest in any Person that engages directly or indirectly in a Buyer Restricted Business in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; provided, however, that the Buyer Restricted Business shall not include any services currently being performed by Parent's Heavy Civil Division as of the date of this Agreement, including the design, construction, rehabilitation or servicing of water intakes of all types other than collector wells.

(b)Notwithstanding anything to the contrary in Section 6.07(a), members of the Buyer Restricted Group may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the members of the Buyer Restricted Group, in the aggregate, do not, directly or indirectly, own 5% or more of any class of securities of such Person.

(c)In the event that any member of the Buyer Restricted Group has failed to comply with Section 6.07(a) (subject to the exceptions contained in Section 6.07(b)), Buyer shall promptly provide written notice to Sellers (or Sellers, acting in good faith, may provide written notice to Buyer) that sets forth a reasonable description of such failure and the first date of such failure.  The Buyer Restricted Group shall have 90 days from the first date of such failure to take actions that will result in the Buyer Restricted Group being in full compliance with Section 6.07(a) (subject to the exceptions contained in Section 6.07(b)).  During such 90 day period, Buyer Restricted Group shall use their commercially reasonable efforts to comply with Section 6.07(a) (subject to the exceptions contained in Section 6.07(b)) as soon as reasonably practicable, and if Buyer Restricted Group have used such efforts and come into compliance with Section 6.07(a) (subject to the exceptions contained in Section 6.07(b)) within such 90 day period, Sellers shall not pursue any actions or claims against any member of the Buyer Restricted Group with respect to this Section 6.07 as a result of a failure to comply with Section 6.07(a).

(d)For a period from the date of this Agreement until the second anniversary of the Closing Date, except as provided in Section 6.04, Buyer Restricted Group shall not, directly or indirectly, hire or solicit any employee of Sellers, or encourage any employee to leave such employment with Sellers or hire any employee who has left employment with Sellers, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(d) shall prevent Buyer Restricted Group from hiring (1) any employee of Sellers whose employment has been terminated by Sellers or (2) after 180 days from the date of termination of employment, any employee whose employment with Sellers has been terminated by the employee.

(e)The Parties acknowledge and agree that the covenants and undertakings contained in this Section 6.07 relate to matters which are of a special, unique and extraordinary character and a violation or threatened violation of any of the terms of this Section 6.07 will cause irreparable injury to the Parties, the amount of which will be impossible to estimate or determine and which cannot be adequately compensated.  Therefore, Sellers will, in addition to any and all other rights and remedies that may be available to it, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from any court of competent jurisdiction in the event of any breach or threatened of this Section 6.07.

(f)The Parties acknowledge and agree that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Sellers and constitute a material inducement to Sellers to enter into this Agreement and consummate the transactions contemplated by this Agreement.  The Parties agree that, if any court of competent jurisdiction in a final non-appealable judgment determines that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.07 is unreasonable, arbitrary or against public policy, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Books and Records

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(a)Sellers shall cooperate with Buyer for the transfer of all records stored as data on its computer hardware and software systems related to Transferred Employees, the Assigned Contracts, and the Purchased Assets.

(b)In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of seven years after the Closing, Buyer shall:

(i)take reasonable steps to safeguard and retain the Books and Records (including personnel files) transferred under this Agreement relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers, but shall not be liable to Sellers in the event that they are destroyed by fire, flood or other similar destructive event; and

(ii)upon reasonable notice, afford Sellers' Representatives reasonable access (including the right to make, at Sellers' expense, photocopies), during normal business hours, to such Books and Records.

(c)Buyer shall not be obligated to provide Sellers with access to any Books or Records (including personnel files) pursuant to this Section 6.08 where such access would violate any Law.

Bulk Sales Laws

.  The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.

Transfer Taxes

.  All transfer, documentary, sales, bulk sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

Collection of Receivables

.  In the event that during the 12 month period following the Closing Date, Sellers or any of their Affiliates collect or receive any funds associated with accounts receivable transferred pursuant to this Agreement or the Transaction Documents, Sellers shall promptly, and in any event within 10 Business Days, remit such funds to Buyer.

Publicity

.

(a)No Party hereto shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Parties hereto unless disclosure is otherwise required by applicable Law; provided that, to the extent required by applicable Law, the Party intending to make such release shall use commercially reasonable efforts consistent with such applicable Law to consult with the other Parties hereto with respect to the text thereof.

(b)Each of the Parties hereto agrees that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Law and only to the extent required by such Law.  In the event that such disclosure, availability or filing is required by applicable Law, each of Buyer and Sellers, as applicable, agrees to use commercially reasonable efforts to obtain "confidential treatment" of this Agreement with the applicable Governmental Authority and to redact such terms of this Agreement as the other Party or Parties may request.

Use of Name

.

(a)Except as set forth in Section 6.13(c), Buyer agrees that it shall promptly cease to use the Sellers Marks in any manner, directly or indirectly, except for such limited uses as cannot be promptly terminated (e.g., signage), and to cease such limited usage of the Sellers Marks as promptly as possible after the Closing and in any event within 30 days following the Closing Date.  In furtherance of, in compliance with and subject to the foregoing, Buyer shall (i) remove, strike over or otherwise obliterate all Sellers Marks from all assets and all other materials owned, possessed or used by Buyer or destroy such assets or materials and (ii) use commercially reasonable efforts to cause any third parties using or licensing Sellers Marks on behalf of or with the consent of Buyer to remove, strike over or otherwise obliterate all Sellers Marks from all materials owned, possessed or used by such third parties or destroy such materials, including, in all cases with respect to the foregoing, any, business cards, schedules, stationery, packaging materials, displays, signs, promotional materials, manuals, forms, labels and other materials. Within five business days after the Closing, Buyer shall change the names of the joint ventures listed on Schedule 1.02(m) to remove any of Sellers Marks from the name of the joint ventures.

(b)The Parties agree that damages would be an inadequate remedy and that a Person seeking to enforce this Section 6.13 shall be entitled to seek specific performance and injunctive relief as remedies for any breach hereof.

(c)Sellers hereby grant to Buyer and its Affiliates, upon and subject to all of the terms and conditions of this Agreement, a non-exclusive, limited, royalty-free, terminable license to use images, descriptions, renderings and other information related to projects completed by Sellers or their Affiliates prior to the Closing that exclusively relate to the Business, including the right to reference that such projects were performed by the Heavy Civil Division of Layne Christensen Company but, unless otherwise pre-approved by Parent in writing, do not display any other of the Sellers Marks and (collectively, the “Licensed Items”), in each case solely for the purpose of referencing such projects for the marketing and promotion of the Business as conducted by Buyer or its Affiliates after the Closing, including in published materials, documents, instruments and other media useful to Buyer’s operation of the Business (the “License”).  Notwithstanding anything to the contrary, except for the License, no right, title, or interest in or to the Licensed Items shall vest in Buyer or its Affiliates pursuant to this Agreement.  Buyer acknowledges and agrees that nothing in this Agreement shall be construed as a transfer of ownership of the Licensed Items to Buyer or its Affiliates.  Buyer agrees that it shall not (i) challenge, contest, or question the validity of Sellers’ ownership of the Licensed Items or any registrations thereof; (ii) attack, directly or indirectly, Sellers’ right, title, or interest in or to any of the Licensed Items; (iii) harm, misuse, or bring into disrepute any of the Licensed Items; (iv) seek to register any of the Licensed Items or any confusingly similar mark, name, design, or process anywhere in the world or use any of the Licensed Items or any designation confusingly similar therewith in any manner other than as licensed hereunder without the prior written consent of Parent; or (v) create or incur any expenses chargeable to Sellers relative to the Licensed Items under this Agreement without the prior written consent of Parent.  Any registrations, alterations, or new designs developed by or for Buyer or its Affiliates shall, in any event, be owned exclusively by Sellers and Buyer hereby assigns, transfers, and conveys all of its right, title, and interest, past, present, and future, in and to the same to Sellers.  Buyer must use its best efforts to maintain the integrity of, and must not misuse, the Licensed Items.  All goods or materials (printed, electronic, audio, audio-visual, or other such matter, including, but not limited to, sales, promotional, or advertising materials) that bear or reference the Licensed Items and that are produced or distributed by Buyer shall be maintained at a high-quality standard acceptable to Sellers.  Buyer and its Affiliates may not sublicense any of their right, title, or interest in or to the Licensed Items without Parent’s prior written consent, which may be withheld by Parent in its sole discretion.

(d)Buyer’s use of Reynolds Construction name.  Buyer has advised Sellers that it intends to conduct the Business under the name Reynolds Construction, LLC and will further use such marks, trademarks, service marks, certification marks, trade names, corporate names, logos and trade dress as were used by Reynolds, Inc. prior to its acquisition by Layne Christensen Company.  Sellers agree that they will not raise any objections to such use by Buyer.  Sellers make no representation or warranty to Buyer as to whether Buyer is legally entitled to use such marks, trademarks, service marks, certification marks, trade names, corporate names, logos and trade dress or whether such use infringes on the Intellectual Property of any other Person.

6.14Production of Witnesses and Individuals; Privilege Matters.

(a)From and after the Closing, Sellers, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to make available to each other, upon reasonable written request, their (and their Affiliates') respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such Person may reasonably be required in connection with any lawsuits, investigations or other legal proceedings in which the requesting Party may from time to time be involved relating to the conduct of the Business prior to or after the Closing.  Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such Persons and the respective businesses of Sellers, Buyer and their respective Affiliates.  Sellers and Buyer agree to reimburse each other for reasonable expenses, including attorneys' fees, but excluding officers' or employees' salaries, incurred by the other in connection with providing individuals and witnesses pursuant to this Section 6.14.

(b)From and after the Closing, Buyer shall not intentionally disclose, and shall not permit any of its Affiliates to intentionally disclose, (i) any documents or other information that, if disclosed, would cause a waiver of any privilege that could be asserted under Law (A) if such waiver could reasonably be expected to have an adverse effect on Sellers or any of their Affiliates or (B) with respect to the Excluded Assets or the Excluded Liabilities, or any documents created or existing prior to the Closing Date that, if disclosed, would cause a waiver of any privilege that could be asserted under Law with respect to the Business, the Purchased Assets and the Assumed Liabilities.

Closing Conditions

.  From the date hereof until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Assistance with Resolution of Excluded Liabilities

.  Following the consummation of the transactions contemplated by this Agreement, Buyer covenants and agrees with Sellers that it shall, at the request of Sellers and at Sellers’ expense, provide reasonable assistance to Sellers in connection with the resolution by Sellers of matters constituting Excluded Liabilities.  For purposes of this Section 6.16, Buyer agrees that such reasonable assistance shall include, among other things, providing Sellers with access to (i) Transferred Employees who are employed by Buyer or its affiliates and (ii) the books and records of Sellers included in the Purchased Assets.  Sellers agree to reimburse Buyer for its reasonable costs and expenses associated with providing such assistance.

Further Assurances

.

(a)Each Party agrees to cooperate with the other in effecting a change in operations to ensure continuous and uninterrupted operation and performance of the Assigned Contracts, including, but not limited to, cooperation in providing notice to Unions, Employees, contracting parties, subcontractors and vendors.

(b)Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

(c)After the Closing, at the request of Sellers, Buyer shall cause Reynolds Construction to perform any warranty work required with respect to any contracts of Sellers' Heavy Civil Division that were not assumed by Buyer. Sellers shall reimburse Reynolds Construction for such work at Reynolds Construction's cost.

(d)After the Closing, at the request of Buyer and at Buyer's expense, Sellers shall cooperate in providing information in the event of an audit of work performed or employees hired prior to the date of Closing.

Cancellation of Long-Term and Short Term Incentives

.

(a)The Guarantors are currently participating in the Parent's Long-Term Incentive Plan (the "LTI Plan") and Executive Short-Term Incentive Plan (the "STI Plan").  Both the LTI Plan and STI Plan require the Guarantors to be employed by Parent or its subsidiaries at the time the applicable awards vest or become payable.  Guarantors acknowledge and agree that any unvested awards under the LTI Plan and the STI Plan shall automatically terminate and be cancelled upon the Closing.

Contractor Licenses and Permits

.  Sellers shall use their commercially reasonable efforts to obtain all contractor or similar Permits required for Reynolds Construction to begin performing the Assigned Contracts on the Closing Date.  Buyer shall cooperate with Sellers in seeking to obtain such Permits.

Straddle Returns

.  With respect to any Tax Return related to real, personal and intangible property Taxes or ad valorem Taxes covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date ("Straddle Period"), Buyer shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all Tax items required to be included therein, and at least fifteen (15) days prior to the due date (including extensions) of such Tax Return shall furnish a copy of such Tax Return to Sellers.  Buyer shall permit Sellers to review and comment on each such Tax Return, and Buyer shall incorporate any changes reasonably requested by Sellers with respect to such Tax Return.  Buyer shall timely file such Tax Return with the appropriate taxing authority, and shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return.  Sellers shall pay to Buyer within five (5) days after the date on which such Taxes are paid by Buyer with respect to such periods an amount equal to the portion of such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date, but only to the extent such amount exceeds the amount reflected and specifically identified for such Tax in the Final Working Capital liabilities.  The portion of such Taxes that are allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of calendar days in the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period.

Notice of Certain Events

.  From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing, to the extent Sellers have Knowledge, of:

(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii)any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv)any Actions commenced or threatened against, relating to or involving or otherwise affecting the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.09 or that relates to the consummation of the transactions contemplated by this Agreement;

provided, however, that Sellers shall not be required to disclose any of the foregoing if any of the Guarantors has Knowledge of such matter in his or her capacity as an employee of Sellers.

Maintenance Bays; Loader

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(a)During the term of the Orleans Lease, Parent agrees to provide maintenance and repair services for Reynolds Construction's equipment at the maintenance shop located on the Orleans Property (the "Maintenance Services").  The Maintenance Services shall be of the type and quantity historically provided to the Business at the maintenance shop located on the Orleans Property.  Parent shall charge Reynolds Construction $50 per hour for regular labor (subject to an annual increase of 3%) and cost plus 10% for any parts.  Overtime hours, which must be authorized in advance by an authorized representative of Reynolds Construction, would be charged at $65 per hour. It is understood and agreed that Parent is not in the business of providing Maintenance and repair services to third parties. Parent agrees to use commercially reasonable efforts to accommodate requests for Maintenance Services in a timely manner, taking into account all relevant factors, including, the type of service (e.g., routine scheduled maintenance vs. emergency repairs), availability of personnel and competing requests for service from Parent's Inliner division. Except as expressly set forth in this Section 6.22(a), the Maintenance Services are provided "as is," "where is" and "with all faults as to all matters" and Parent makes no representations and warranties of any kind, implied or expressed, with respect to the Maintenance Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Buyer acknowledges and agrees that this Section 6.22(a) does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that all Maintenance Services will be provided by Parent as an independent contractor.  Parent shall no liability to Buyer or Reynolds Construction for the Maintenance Services other than any liability resulting from Parent's gross negligence or willful misconduct. In no event shall Parent have any liability to Reynolds Construction or Buyers under this Section 6.22(a) for any punitive, incidental, consequential, special or indirect damages relating to the maintenance and repair services.

(b)For a period of five years after the Closing, Sellers shall have the right to use two of the maintenance bays at the Fairburn Property at no cost to Sellers.  Sellers acknowledge and agree that this Section 6.22(b) does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the parties and that the use of bays at the Fairburn Property will be at Sellers own risk.  Buyer shall no liability to Sellers with regard to its use of the maintenance bays at the Fairburn Property other than any liability resulting from Buyer’s gross negligence or willful misconduct. In no event shall Buyer have any liability to Sellers under this Section 6.22(b) for any punitive, incidental, consequential, special or indirect damages relating to the maintenance and repair services.

(c)During the term of the Orleans Lease, Reynolds Construction shall have the right to use on the Orleans Property the 1995 Caterpillar loader owned by Sellers (95 Cat 966F WHL LDR) when not in use by Sellers.  The foregoing does not create any obligation on the part of Sellers to repair and maintain the loader or to not dispose of the loader.  Sellers shall have no liability to Reynolds Construction or Buyer with respect to their use of the loader.

ARTICLE VII
Conditions to closing

Conditions to Obligations of All Parties

.  The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b)Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03 (other than any consents, authorizations, orders and approvals from any Governmental Authority related to the assignment to Buyer of an Assigned Contract) and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 5.02, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(c)Buyer shall have received all consents or approvals listed on Schedule 3.02(c)(x), in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent or approval shall have been revoked.

(d)No Action shall have been commenced against Buyer or any Seller, which would prevent the Closing.  No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

Conditions to Obligations of Buyer

.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer's waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Sellers contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by Sellers prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Seller shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a) and Section 3.02(b).

(d)Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the "Seller Closing Certificate").

(e)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of each Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying the names and signatures of the officers of such Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(g)Sellers shall have instructed DAT Solutions, LLC to deliver the certificates of title for the motor vehicles included in the Purchased Assets to Buyer.

(h)Buyer shall have received (at Buyer's expense) an owner's title insurance policy with respect to each of the Fairburn Property and the Transferred Orleans Property, issued by a nationally recognized title insurance company reasonably acceptable to Buyer, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements, and otherwise in such form, as Buyer shall reasonably require.  Such title insurance policies shall insure fee simple title to the Fairburn Property and the Transferred Orleans Property, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances and those listed on Schedule 4.06(b) of the Disclosure Schedules.  Buyer shall have received (at Buyer's expense) an appropriately certified ALTA/NSPS Land Title Survey showing no Encumbrances other than the Permitted Encumbrances and those listed on Schedule 4.06(b) of the Disclosure Schedules, and otherwise in form and substance reasonably satisfactory to Buyer, for the Fairburn Property and the Transferred Orleans Property.

Conditions to Obligations of Sellers

.  The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers' waiver, at or prior to the Closing, of each of the following conditions:

(a)The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c)Buyer shall have delivered to Sellers the Purchase Price, duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(c).

(d)Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the "Buyer Closing Certificate").

(e)Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII
Indemnification

Survival

.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the representations and warranties in (i) Section 4.01, Section 4.02, Section 4.06, Section 4.15, Section 5.01, Section 5.02 and Section 5.04 shall survive indefinitely, and (ii) Section 4.14 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.  All covenants and agreements of the Parties contained herein shall survive the Closing in accordance with their terms.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Indemnification By Sellers

.  Subject to the other terms and conditions of this Article VIII, Sellers shall indemnify Buyer against, and shall hold Buyer harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed on, Buyer based directly upon or arising directly from:

(a)any inaccuracy in or breach of any of the representations or warranties of Sellers contained in Article IV;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Sellers pursuant to this Agreement; or

(c)any Excluded Asset or any Excluded Liability.

Indemnification By Buyer

.  Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify Sellers against, and shall hold Sellers harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed on, any Seller based directly upon or arising directly from:

(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in Article V;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;

(c)Buyer's ownership, use or operation of the Purchased Assets and the Business from and after the Closing Date (including any Loss resulting from a default under any of the bonds listed on Schedule 2.03(e)), or entered into by the Sellers after the date hereof in accordance with Section 6.01(b);

(d)any Assumed Liability; or

(e)the license granted to Buyer pursuant to Section 6.13(c).

Certain Limitations

.  The Party making a claim under this Article VIII is referred to as the "Indemnified Party," and the Party against whom such claims are asserted under this Article VIII is referred to as the "Indemnifying Party." The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)Except as provided in Section 8.04(c), the Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, until the aggregate amount of all Losses in respect of indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, exceeds $75,000 (the "Deductible"), in which event the Indemnifying Party shall only be required to pay or be liable for Losses in excess of the Deductible. With respect to any claim as to which the Indemnified Party may be entitled to indemnification under Section 8.02(a) or Section 8.03(a), as the case may be, the Indemnifying Party shall not be liable for any individual or series of related Losses which do not exceed $5,000 (which Losses shall not be counted toward the Deductible).

(b)Except as provided in Section 8.04(c), the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed $1,000,000.

(c)In the event of Losses based directly upon or arising directly from any breach of the representations in Section 4.01, Section 4.02, Section 4.06, Section 4.14 or Section 4.15, Sellers shall be liable for all Losses in respect of indemnification under Section 8.02(a) from the first dollar of such Losses, and the Deductible shall not apply to such Losses, but such Losses shall count toward the Deductible with respect to other Losses.  In the event of Losses based directly upon or arising directly from any breach of the representations in Section 5.01, Section 5.02, or Section 5.04, Buyer shall be liable for all Losses in respect of indemnification under Section 8.03(a) from the first dollar of such Losses, and the Deductible shall not apply to such Losses, but such Losses shall count toward the Deductible with respect to other Losses.

(d)The aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 8.02(a) or Section 8.03(a), as the case may be, shall not exceed the Purchase Price.

(e)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims. Promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses.  The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(f)Payments by an Indemnifying Party pursuant to Section 8.02 or Section 8.03 in respect of any Loss shall be (i) reduced by an amount equal to any Tax benefit actually realized as a result of such Loss by the Indemnified Party.

(g)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

(h)Sellers shall not be liable under this Article VIII for any Losses based upon or arising out of any inaccuracy in or breach of any of the representations or warranties of Sellers contained in this Agreement if any Guarantor had Knowledge of such inaccuracy or breach prior to the Closing.

(i)Sellers shall not have any liability under this Article VIII for any Losses to the extent that such Losses are caused by an action or omission taken by Buyer after the Closing.  Buyer shall not have any liability under this Article VIII for any Losses to the extent that such Losses are caused by an action or omission taken by any Seller after the Closing.

(j)No Buyer Indemnified Party shall have any right to indemnification under this Article VIII in respect of any matter that is taken into account in the calculation of any adjustment to the Purchase Price pursuant to Section 2.06.

(k)NOTWITHSTANDING ANYTHING TO THE CONTRARY ELSEWHERE IN THIS AGREEMENT OR PROVIDED FOR UNDER ANY APPLICABLE LAW, NO PARTY SHALL, IN ANY EVENT, BE LIABLE TO ANY OTHER PERSON, EITHER IN CONTRACT OR IN TORT, FOR ANY PUNITIVE DAMAGES OF SUCH OTHER PERSON.  THE EXCLUSION OF PUNITIVE DAMAGES AS SET FORTH IN THE

PRECEDING SENTENCE SHALL NOT APPLY TO ANY SUCH DAMAGES SOUGHT BY THIRD PARTIES AGAINST BUYER OR SELLERS, AS THE CASE MAY BE, IN CONNECTION WITH LOSSES THAT MAY BE INDEMNIFIED PURSUANT TO THIS ARTICLE VIII.

Indemnification Procedures

.

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a "Third Party Claim") against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the rights or defenses of the Indemnifying Party are materially prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense.  Notwithstanding anything herein to the contrary, the Indemnified Party shall have the right to control the defense of any Third Party Claim where the Third Party Claim (i) seeks or is reasonably likely to result in material equitable relief against the Indemnified Party or (ii) alleges criminal charges against the Indemnified Party.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Sellers and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.05, Section 6.14 and Section 6.16) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim and such offer (i) provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim, (ii) does not contain any admission of guilt or wrongdoing by any Indemnified Party, (iii) does not contain any sanction or restriction upon the conduct of any business by any Indemnified Party or its Affiliates, and (iv) does not include the payment of any amount by, or the performance of any obligation by, or the limitation of any right or benefit of the Indemnified Party, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a "Direct Claim") shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Manner of Payment

. Any indemnification owing pursuant to this Article VIII by Sellers or Buyer shall be paid Sellers or Buyer, respectively, in cash by wire transfer of immediately available funds, within ten Business Days after the determination of the amount of such Losses thereof.  The Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such ten Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-

appealable adjudication to and including the date such payment has been made at a rate per annum equal to 5%.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

Tax Treatment of Indemnification Payments

.  All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Exclusive Remedies

.  SUBJECT TO SECTION 6.06, SECTION 6.07, SECTION 6.13 AND SECTION 10.14, THE PARTIES ACKNOWLEDGE AND AGREE THAT THEIR SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO ANY AND ALL CLAIMS (OTHER THAN CLAIMS ARISING FROM INTENTIONAL FRAUD OR CRIMINAL CONDUCT ON THE PART OF A PARTY HERETO IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT) FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR OBLIGATION SET FORTH HEREIN OR OTHERWISE RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT, SHALL BE PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VIII.  IN FURTHERANCE OF THE FOREGOING, EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED UNDER LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION FOR ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR OBLIGATION SET FORTH HEREIN OR OTHERWISE RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT IT MAY HAVE AGAINST THE OTHER PARTIES HERETO AND THEIR AFFILIATES AND EACH OF THEIR RESPECTIVE REPRESENTATIVES ARISING UNDER OR BASED UPON ANY LAW (INCLUDING ANY TORT OR BREACH OF CONTRACT CLAIM OR CAUSE OF ACTION BASED UPON THIS AGREEMENT OR ANY INDUCEMENT TO ENTER INTO THIS AGREEMENT), EXCEPT PURSUANT TO THE INDEMNIFICATION PROVISIONS SET FORTH IN THIS ARTICLE VIII.  NOTHING IN THIS SECTION 8.08 SHALL LIMIT ANY PERSON'S RIGHT TO SEEK AND OBTAIN EQUITABLE RELIEF TO WHICH ANY PERSON SHALL BE ENTITLED PURSUANT TO SECTION 6.06, SECTION 6.07, SECTION 6.13 AND SECTION 10.14 OR TO SEEK ANY REMEDY ON ACCOUNT OF ANY INTENTIONAL FRAUD OR CRIMINAL CONDUCT BY ANY PARTY HERETO.

ARTICLE IX
Termination

Termination

.  This Agreement may be terminated at any time prior to the Closing:

(a)by the mutual written consent of Sellers and Buyer;

(b)by Buyer by written notice to Sellers if:

(i)Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Sellers by April 10, 2017 (the "Drop Dead Date"); or

(ii)any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)by Sellers by written notice to Buyer if:

(i)Sellers are not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop Dead Date; or

(ii)any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by Sellers prior to the Closing; or

(d)by Buyer or Sellers in the event that:

(i)there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Effect of Termination

.  In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a)as set forth in this Article IX and Article X hereof; and

(b)that nothing herein shall relieve any Party hereto from liability for any breach of any provision hereof or any intentional fraud.

ARTICLE X
Miscellaneous

Expenses

.  Except as otherwise expressly provided herein (including Section 6.10 hereof), all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

Notices

.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.02):

If to Sellers, to:

Layne Christensen Company
1800 Hughes Landing Boulevard, Suite 700
The Woodlands, TX 77380
Facsimile:
E-mail:
Attention: Chief Executive Officer

and

Layne Christensen Company
1800 Hughes Landing Boulevard, Suite 700
The Woodlands, TX 77380
Facsimile: 281-475-2758
E-mail: steve.crooke@layne.com
Attention: General Counsel

With copies to (which copies shall not constitute notice hereunder):

Stinson Leonard Street LLP
1201 Walnut Street
Kansas City, Missouri 64106
Facsimile: (816) 691-3495
E-mail: Patrick.Respeliers@stinson.com
Attention: Patrick Respeliers

If to Buyer, to:

Reycon Partners LLC

4520 North State Road 37

Orleans, Indiana 47452
Facsimile:
E-mail:
Attention: Les Archer

With copies to (which copies shall not constitute notice hereunder):

Dinsmore & Shohl LLP
101 S. Fifth St. Suite 2500
Louisville, Kentucky 40202
Facsimile: (502) 540-2300
E-mail: wayne.wilson@dinsmore.com
Attention: Wayne F. Wilson

Headings

.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Severability

.  If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Except as set forth in Section 6.06 and Section 6.07, upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Entire Agreement

.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Assignment; Successor and Assigns

.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party without the prior written consent of the other Parties; provided, however, that any Party may assign this Agreement and any or all rights or obligations hereunder (including such Party's rights to seek indemnification hereunder) to any Affiliate or Affiliates of such Party or in connection with the sale of all or substantially all of such Party's assets; provided that in each case the assignee agrees to be bound by the terms of this Agreement and such Party will continue to be liable for its obligations hereunder to the extent such obligations were required to be performed on or prior to the date of such assignment.  Upon any such permitted assignment, the references in this Agreement to such Party will also apply to any such assignees unless the context otherwise requires and this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

No Third Party Beneficiaries

.  This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Amendment and Modification; Waiver

.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Governing Law; Waiver of Jury Trial

.  The provisions of this Agreement, all of the documents delivered pursuant hereto, their execution, performance or nonperformance, interpretation, construction and all matters based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by the laws, both procedural and substantive, of the State of Delaware without regard to its conflict of laws provisions that if applied might require the application of the laws of another jurisdiction.

Disclosure Schedules

.  No representation or warranty of Sellers contained in this Agreement shall be deemed untrue or incorrect, and Sellers shall not be deemed to have breached any such representation or warranty, as a consequence of the existence of any fact, circumstance or event of which is disclosed in the Disclosure Schedules to this Agreement.  The information contained in the Schedules to this Agreement constitute exceptions to the applicable representations and warranties contained in Article IV even if there is no specific reference in such representation or warranty to the Disclosure Schedules, provided that the relation between such scheduled information and a particular representation or warranty is reasonably apparent.  Each item listed or described in any of the Disclosure Schedules shall be deemed listed or described in all of the Disclosure Schedules to which such item relates and such relation is reasonably apparent even though not expressly listed or described therein.  The Disclosure Schedules may include certain information that is not required to be disclosed or does not meet the minimum standards of materiality requiring disclosure, and the inclusion of such information does not constitute an acknowledgment of Sellers that such information is required to be disclosed or that it is material.

Jurisdiction and Venue

.  Each of the Parties acknowledges and agrees that this Agreement involves at least $100,000, and that it has been entered into in express reliance on Section 2708 of the Delaware Code.  Each of the Parties hereby irrevocably and unconditionally, for itself and its property, submits to the exclusive jurisdiction of the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery will be unavailable, the federal courts of the U.S. sitting in the State of Delaware), and any appellate court from any thereof, in any judicial proceeding brought against any of the Parties in connection with any dispute (each, a "Proceeding") and agrees that all claims in respect of any such Proceeding may be heard and determined in any such court, and each of the Parties hereby irrevocably and unconditionally (a) agrees not to commence any such Proceeding or other action except in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the U.S. federal courts sitting in the State of Delaware, and if jurisdiction in any of the foregoing courts is unavailable, any U.S. federal or state court in which jurisdiction and venue are proper), (b) agrees that any claim in respect of any such Proceeding may be heard and determined in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the U.S. federal courts sitting in the State of Delaware, and if jurisdiction in any of the foregoing courts is unavailable, any U.S. federal or state court in which jurisdiction and venue are proper), and any appellate court from any thereof, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the U.S. federal courts sitting in the State of Delaware, and if jurisdiction in any of the foregoing courts is unavailable, any U.S. federal or state court in which jurisdiction and venue are proper), and (d) waives, to the fullest extent it may legally and effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in the Delaware Court of Chancery (and if jurisdiction in the Delaware Court of Chancery is unavailable, the U.S. federal courts sitting in the State of Delaware, and if jurisdiction in any of the foregoing courts is unavailable, any U.S. federal or state court in which jurisdiction and venue are proper).

Waiver of Jury Trial

.  EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH OF THE PARTIES HEREBY AGREES THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Non-Recourse

.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the entities that are expressly identified as Parties.  No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Sellers or any of their respective Affiliates shall have any liability for any obligations or liabilities of any Seller under this Agreement of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

Specific Performance

. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other injunctive remedy to which they are entitled at law or in equity.

Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Guaranty

.  Guarantors jointly guarantee to Sellers, on the terms and conditions set forth herein, the obligations of Buyer, including the payment and indemnification obligations.  This guarantee is one of payment, and a separate action may be brought against Guarantors to enforce the guarantee, regardless of whether any action is brought against Buyer or any other person.  To the fullest extent permitted by Law, each Guarantor hereby waives any and all rights or defenses to this guarantee arising by reason of any applicable Law, including any that would require any election of remedies by Sellers.  Each Guarantor waives promptness, diligence, presentment, notice of non-performance, default, dishonor and protest, and all other notices of any kind, except for such notices to Buyer required under this Agreement or any Exhibit.  Each Guarantor acknowledges that he or she will receive substantial direct and indirect benefits from consummation of the transactions contemplated by this Agreement and that the waivers set forth in this Section 10.16 are knowingly made in contemplation of such benefits.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLERS:

LAYNE CHRISTENSEN COMPANY

By: /s/ J. Michael Anderson

Name: J. Michael Anderson

Title: Senior Vice President and Chief   Financial Officer

LAYNE HEAVY CIVIL, INC.

W.L. HAILEY & COMPANY, INC.

MEADORS CONSTRUCTION CO., INC.

REYNOLDS WATER ISLAMORADA, LLC

LAYNE SOUTHWEST, INC.

LAYNE TRANSPORT CO.

By: /s/ J. Michael Anderson

Name: J. Michael Anderson

Title: Senior Vice President and Chief   Financial Officer

BUYER:

REYCON PARTNERS LLC

By: /s/ Leslie F. Archer

Name: Leslie F. Archer

Title: President

GUARANTORS

/s/ Jeffrey Reynolds

Name: Jeffrey Reynolds

[Signature Page to Asset Purchase Agreement]

CORE/0044919.0114/129046169.20

/s/ Leslie F. Archer

Name: Leslie F. Archer

/s/ Kevin F. Strott

Name: Kevin F. Strott

/s/ Michael P. Burton

Name: Michael P. Burton

/s/ Kevin D. Schemwell

Name: Kevin D. Schemwell

/s/ Wesley L. Self

Name: Wesley L. Self

/s/ Elizabeth Smith

Name:  Elizabeth Smith

[Signature Page to Asset Purchase Agreement]